Exhibit 10.1

TERM LOAN AGREEMENT

dated as of June 10, 2014

among

GREEN PLAINS PROCESSING LLC,

as Borrower,

the Lenders party hereto,

BNP PARIBAS,

as Administrative Agent and as Collateral Agent,

and

BMO CAPITAL MARKETS and BNP PARIBAS SECURITIES CORP., as

Joint Lead Arrangers and Joint Book Runners

SCHEDULES

SCHEDULE 1.1	EBITDA
SCHEDULE 2.1	Lenders, Commitments and Percentages
SCHEDULE 9.1	Subsidiaries
SCHEDULE 9.4	Litigation and Administrative Proceedings
SCHEDULE 9.5	Real Property
SCHEDULE 9.8	Environmental Matters
SCHEDULE 9.10	ERISA Matters
SCHEDULE 9.15	Intellectual Property
SCHEDULE 9.16	Insurance
SCHEDULE 9.17	Deposit Accounts
SCHEDULE 9.21	Material Agreements
SCHEDULE 10.8	Existing Debt
SCHEDULE 10.9	Existing Liens
SCHEDULE 10.12	Investments, Loans and Guaranties
SCHEDULE 10.19	Post-Closing Real Estate Matters
SCHEDULE 11.1	Debt to be Repaid
SCHEDULE 14.3	Notices

EXHIBITS

EXHIBIT A	Form of Guaranty
EXHIBIT B	Form of Pledge Agreement
EXHIBIT C	Form of Security Agreement
EXHIBIT D	Form of Borrowing Notice
EXHIBIT E	Form of Conversion/Continuation Notice
EXHIBIT F	Form of Voluntary Prepayment Notice
EXHIBIT G	Form of Compliance Certificate
EXHIBIT H	Form of Assignment Agreement
EXHIBIT I	Form of Certificate of Non-Bank Status
EXHIBIT J	Form of Incremental Term Loan Request

TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT dated as of June 10, 2014 (this “Agreement”) is among GREEN PLAINS PROCESSING LLC (the “Borrower”), the Lenders (as defined below), BNP PARIBAS, as administrative agent and as collateral agent, BANK OF MONTREAL, acting under its trade name, BMO Capital Markets (“BMO Capital Markets”), as a joint lead arranger and joint book runner, and BNP PARIBAS SECURITIES CORP., as a joint lead arranger and joint book runner.

WHEREAS, the Borrower has requested a credit facility to finance the ethanol plants located in Atkinson, NE, Bluffton, IN, Central City, NE, Ord, NE, Fergus Falls, MN, and Shenandoah, IA (the “Ethanol Plants”), to finance Green Plains Corn Oil LLC, to refinance the existing debt of certain Ethanol Plants and to finance a one-time dividend to Green Plains Inc. (the “Parent”);

WHEREAS, BMO Capital Markets and BNP Paribas Securities Corp., as joint lead arrangers and joint book runners, have arranged the financing provided to the Borrower under this Agreement; and

WHEREAS, the Lenders are willing to extend commitments to provide such credit facility on the terms set forth below.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1 DEFINITIONS.

1.1 Definitions. When used herein the following terms have the following meanings:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Equity Interests in any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary).

“Administrative Agent” means BNP Paribas in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any Person means (a) any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person and (b) any officer or director of such Person; provided, however, that, for purposes of Section 10.17 only, any Person that owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the Governing Body of a Person or 10% or more of the partnership or other ownership interests of a Person shall be deemed an Affiliate of such Person.

“Agent-Related Persons” means BNP Paribas or any successor administrative agent arising under Section 13.9, and BNP Paribas or any successor collateral agent arising under Section 13.10, in each case, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means the Administrative Agent and the Collateral Agent.

“Agreement” – see the Preamble.

“Applicable Percentage” means, as to any Lender, the percentage that (a) the outstanding principal amount of such Lender’s Loan is of (b) the aggregate outstanding principal amount of all Loans. The Applicable Percentage of each Lender as of the Effective Date is set forth across from such Lender’s name on Schedule 2.1.

“Approved Fund” means a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is (a) primarily engaged in the business of making, purchasing or otherwise investing in commercial loans and (b) managed or administered by a Lender, an Affiliate of a Lender or a Person that administers or manages a Lender.

“Assignee” – see Section 14.7.1.

“Assignment Agreement” – see Section 14.7.1.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

“Base Rate” means at any time the greatest of (a) the Federal Funds Rate plus 0.5%, (b) the Prime Rate, and (c) the Eurodollar Rate that would be in effect for an Interest Period of one month commencing on such date plus 1.0%.

“Base Rate Loan” means any Loan that bears interest at or by reference to the Base Rate.

“Base Rate Margin” means 4.50%.

“Bluffton Revenue Bonds” means the $22,000,000 Subordinate Solid Waste Disposal Facility Revenue Bonds issued pursuant to the Indenture of Trust dated as of March 1, 2007 among the City of Bluffton, Indiana, Green Plains Bluffton LLC and U.S. Bank National Association.

“Borrower” – see the Preamble.

“Business Day” means any day (other than a Saturday or Sunday) on which (a) the Administrative Agent is open for commercial banking business in New York, New York, (b) commercial banks are not authorized by law to close in New York, New York and (c) in the case of a Business Day that relates to a Eurodollar Loan, dealings are carried on in the London interbank eurodollar market.

“Capital Expenditures” means all expenditures that, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Borrower and its Subsidiaries, but excluding (a) expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced and (b) expenditures financed by equity contributions of the Parent other than Specified Equity Contributions.

“Capital Lease” means a lease that, in accordance with GAAP, has been or should be capitalized on the books of the lessee.

“Capitalized Lease Obligations” means obligations for the payment of rent for any real or personal property under Capital Leases.

“Cash Equivalents” means (a) obligations of, or fully guaranteed by, the United States or any agency or instrumentality thereof having maturities of not more than 12 months from the date of acquisition, (b) marketable direct obligations issued by any state of the United States or the District of Columbia or any political subdivision of any such state maturing within 12 months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper rated A-2 or better by S&P or P-2 or better by Moody’s, (d) demand deposit accounts maintained in the ordinary course of business, (e) bankers’ acceptances issued by, and time deposits, certificates of deposit maturing within one year from the date of acquisition and money market deposit accounts maintained with, commercial banks having a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s at the time of acquisition thereof, and (f) money market funds substantially all of the assets of which are continuously invested in securities of the foregoing types; provided that in each case the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

“Casualty Event” means any material loss of or damage to any tangible property or interest in tangible property of any Loan Party.

“Change in Control” means (a) (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests representing more than 50% of the aggregate issued and outstanding Voting Equity Interests of the Parent; (ii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (A) nominated by the board of directors of the Parent nor (B) appointed by directors so nominated; or (iii) the acquisition of direct or indirect Control of the Parent by any Person or group, (b) the Parent ceases to own 100% of the Equity Interests of the Borrower, or (c) the Borrower ceases to own 100% of the Equity Interests of each Subsidiary Guarantor.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien now or hereafter exists in favor of the Lenders, or the Collateral Agent on behalf of the Lenders, under the Collateral Documents, or in which the Collateral Documents purport to create a Lien in favor of the Lenders or the Collateral Agent on behalf of the Lenders.

“Collateral Agent” means BNP Paribas in its capacity as collateral agent for the Lenders hereunder and any successor thereto in such capacity.

“Collateral Documents” means each Pledge Agreement, the Security Agreement, each Mortgage, and any other agreement pursuant to which any Loan Party grants Collateral to the Collateral Agent for the benefit of the Lenders.

“Consolidated Net Income” means the consolidated net income (or loss) of the Borrower and its Subsidiaries for such period, excluding any extraordinary gains or losses during such period.

“Control” (including correlative meanings) means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Credit Extension” means the making of any Loan.

“Debt” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all obligations (contingent or otherwise) of such Person under letters of credit (other than trade letters of credit to the extent such trade letters of credit do not have unpaid reimbursement obligations that have been outstanding for five Business Days or more) and all outstanding non-contingent reimbursement or payment obligations of such Person with respect to other Surety Instruments; (d) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (f) all

Capitalized Lease Obligations of such Person; (g) all Hedging Obligations of such Person (other than Hedging Obligations related to commodity hedging transactions entered into in the normal course of business); (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; (i) any obligations in connection with any Disqualified Stock; and (j) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debt to be Repaid” means Debt listed on Schedule 11.1.

“Disqualified Stock” means any capital stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety one (91) days following the Maturity Date, (b) is convertible into or exchangeable for (i) debt securities or (ii) any capital stock referred to in (a) above, in each case at any time on or prior to the date that is ninety-one (91) days following the Maturity Date, (c) is entitled to receive a dividend or distribution (other than for taxes attributable to the operations of the business) prior to the time that the Obligations are paid in full, or (d) has the benefit of any covenants or agreements that restrict the payment of any of the obligations under the Loan Documents or that are EBITDA or debt-multiple based (i.e. financial covenants).

“Dollar” and the symbol “$” mean lawful money of the United States.

“EBITDA” means, for any period, Consolidated Net Income for such period plus to the extent deducted in determining such Consolidated Net Income (and without duplication), (a) Interest Expense, (b) income tax expense, (c) depreciation and amortization for such period, (d) any other non-recurring non-cash charges or non-cash losses, (e) all fees and expenses incurred in connection with the entry into this Agreement, (f) in connection with any Permitted Acquisition, reasonable nonrecurring cash fees, costs and expenses; provided that, if after the date hereof, the Borrower or any of its Subsidiaries acquires an ethanol plant, for purposes of determining compliance with the covenants set forth in Sections 10.7.1 and 10.7.2 and any other calculation of EBITDA or pro forma EBITDA required under this Agreement, EBITDA shall be calculated on a pro forma basis for the eight Fiscal Quarters ended immediately prior to such acquisition with respect to calculating EBITDA for purposes of Section 10.7.1 and for the four Fiscal Quarters ended immediately prior to such acquisition with respect to calculating EBITDA for purposes of Section 10.7.2, in each case, (x) if the ethanol plant is a performing asset previously owned by the Parent or one of its Subsidiaries (other than the Borrower or any of its Subsidiaries), then EBITDA shall include such ethanol plant’s EBITDA prior to such acquisition and (y) if the ethanol plant was owned by a third party, then EBITDA shall include pro forma EBITDA for such plant based principally on a Responsible Officer’s reasonable determination of what the performance of such ethanol plant would have been under management by the Borrower based on the average performance of ethanol plants owned by the Borrower and its Subsidiaries, but adjusted for the size, condition and productivity of such ethanol plant; provided further that for each Fiscal Quarter set forth on Schedule 1.1, EBITDA shall equal the amount set forth on Schedule 1.1 for such Fiscal Quarter.

“Effective Date” – see Section 11.1.

“Eligible Assignee” means any Person other than (a) the Borrower, the Parent or any of the Borrower’s or the Parent’s Affiliates or Subsidiaries, (b) a competitor of any Loan Party, or (c) a natural Person.

“Environmental Laws” means all Federal, state or local laws, statutes, rules, regulations, ordinances, codes and common laws, together with all administrative orders, licenses, authorizations and permits of, and written agreements with, any Governmental Authorities, in each case relating to pollution or protection of health or environmental media (i.e. air, soil, sediments, land surface, natural resources, and water), including (i) such laws relating to any actual or threatened release, manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Materials and (ii) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, together with any amendments or reauthorizations thereto or thereof, and any and all regulations promulgated thereunder, and all analogous state and local counterparts or equivalents.

“Equity Interest” means in the case of a corporation, its corporate stock, (ii) in the case of a partnership, its partnership interests (whether general or limited), (iii) in the case of a limited liability company, its membership interests, (iv) in the case of an association or other entity, any shares, interests, participations, rights or other equivalents (however designated) of its stock or other equity interests, and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions or assets of, the issuing Person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means a corporation or trade or business (whether or not incorporated) that is, along with any Loan Party, treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any Reportable Event; (b) the failure to satisfy the minimum funding standards under Section 302 of ERISA or Section 412 of the Code with respect to any Pension Plan; (c) the determination that any Pension Plan is considered an at-risk plan or that any Multiemployer Plan is endangered or is in critical status within the meaning of Sections 430, 431 or 432 of the IRC or Sections 303, 304 or 305 of ERISA, as applicable; (d) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums not yet due; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan or the occurrence of any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the appointment of a trustee to administer any Pension Plan; (g) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or the cessation of operations by any Loan Party or any ERISA Affiliate that would be treated as a withdrawal from a Pension Plan under Section 4062(d) of ERISA; (h) the partial or complete withdrawal by any Loan Party or any ERISA Affiliate from any Multiemployer Plan or a notification to a Loan Party or ERISA Affiliate that a Multiemployer Plan is in reorganization; or (i) the taking of any action to terminate any Pension Plan under Section 4041 or 4041A of ERISA.

“ERISA Plan” means an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that any Loan Party sponsors, maintains, contributes to, has liability (contingent or otherwise) with respect to or has an obligation to contribute to (other than a Multiemployer Plan).

“Ethanol Plants” – see the Recitals.

“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Base Rate” means, for an Interest Period for any Group of Eurodollar Loans, (a) the rate per annum (rounded upwards, if necessary, to the next higher 1/100 of 1%) for deposits in Dollars for a period equal to such Interest Period, which appears on Reuters Screen LIBOR01 Page (or any successor page) as of 11:00 a.m. (London time) on the day two Business Days before the commencement of such Interest Period, and (b) if the rate described in clause (a) cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next higher 1/100 of 1%) at which deposits in Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London time) two Business Days before the beginning of such Interest Period by three or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made as part of such Group.

“Eurodollar Loan” means any Loan that bears interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Margin” means 5.50%.

“Eurodollar Rate” means, with respect to any Eurodollar Loan for any Interest Period applicable thereto, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1 - Eurocurrency Reserve Percentage

“Event of Default” means any event described in Section 12.1.

“Excess Cash Flow” means, for any Fiscal Quarter (a “Cash Flow Period”), the total, without duplication, for such Cash Flow Period of EBITDA less the sum of: (i) total Capital Expenditures, (ii) Permitted Tax Sharing Payments, (iii) Interest Expense, and (iv) scheduled principal payments arising with respect to any Debt of the Borrower or any Subsidiary and the portion allocable to principal of any regularly scheduled payment with respect to any Capital Lease made by the Borrower or any Subsidiary. The calculation of Excess Cash Flow shall not be impacted by changes in working capital or the consideration of any Permitted Acquisition.

“Federal Funds Rate” means, for any day, the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “Fiscal Year 2014”) refer to the Fiscal Year ending on December 31 of such calendar year.

“Fixed Charge Coverage Ratio” means, as of the last day of any period of four Fiscal Quarters then ended, the ratio of (a) EBITDA for such period minus total Capital Expenditures for such period minus Permitted Tax Sharing Payments made to the Parent during such period to (b) all regularly scheduled payments of principal of Total Funded Debt made (or required to be made) during such period and Interest Expense thereon for such period.

“FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Body” means the board of directors, board of managers, board of representatives, board of advisers or similar governing or advisory body of any Loan Party.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Green Plains Atkinson” means Green Plains Atkinson LLC, a Delaware limited liability company.

“Group” – see Section 2.2.1.

“Guarantor” means the Parent and each Subsidiary Guarantor.

“Guaranty” means a guaranty substantially in the form of Exhibit A.

“Guaranty Obligation” means, as to any Person, any obligation of such Person, whether or not contingent, with or without recourse, to assure or hold harmless the holder of any Debt, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”) against loss in respect thereof, including any obligation of such Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation. The amount of any Guaranty Obligations shall be deemed to equal the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof.

“Hazardous Materials” means all substances and wastes defined pursuant to any Environmental Law as hazardous, toxic, corrosive, flammable, explosive, carcinogenic, mutagenic, infectious, radioactive, or pollutants, including petroleum or any fraction thereof, petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas and infectious or medical wastes and all other substances or wastes of a similar nature.

“Hedging Agreement” means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under Hedging Agreements.

“Incremental Lender” - see Section 2.3(c).

“Incremental Term Loan” - see Section 2.3(a).

“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case undertaken under any U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Interest Expense” means, for any period, the consolidated interest expense of the Borrower and its Subsidiaries for such period (including all imputed interest on Capital Leases, but excluding capitalized fees and expenses incurred in connection with this Agreement).

“Interest Period” means, as to any Eurodollar Loan, the period commencing on the date such Loan is borrowed or continued as a Eurodollar Loan and ending on the date one, three or six months thereafter, and only with respect to the first four weeks after the Effective Date, seven days thereafter, as selected by the Borrower pursuant to Section 2.2.2 or 2.2.3; provided that:

(a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b) except in the case of any interest period of seven days, any Interest Period for a Eurodollar Loan that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) the Borrower may not select any Interest Period for a Loan if, after giving effect to such selection, the aggregate principal amount of all Loans having Interest Periods ending after any date on which an installment of the Loans is scheduled to be repaid would exceed the aggregate principal amount of the Loans scheduled to be outstanding after giving effect to such repayment.

“Inventory” means all of the Borrower’s and the Subsidiary Guarantors’ now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in progress, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in the Borrower’s or the Subsidiary Guarantors’ business or used in selling or furnishing such goods, merchandise and other personal property, all documents of title or other documents representing them.

“IRS” means the Internal Revenue Service, and any Person succeeding to any of its principal functions under the Code.

“ITL Effective Date” - see Section 2.3(d).

“Joint Lead Arrangers” means BMO Capital Markets and BNP Paribas Securities Corp. in their capacities as arrangers of the facility hereunder.

“Lender” means (a) each Person identified as a “Lender” on the signature pages hereof, (b) each Person that becomes a party hereto pursuant to an Assignment Agreement and (c) the respective successors and assigns of the foregoing.

“Lending Office” – see Section 8.5.

“Lien” means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person that secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance (of any kind whether or not monetary in nature), charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise (including the interest of a lessor under a Capital Lease but excluding the interest of a lessor under an operating lease).

“Loan” – see Section 2.1.

“Loan Documents” means this Agreement, the Guaranties, and the Collateral Documents.

“Loan Parties” means the Borrower, the Parent and each Subsidiary Guarantor, and “Loan Party” means any of them.

“Margin Stock” means any “margin stock” as defined in Regulation U of the FRB.

“Material Adverse Effect” means (a) an event, change or condition which individually or in the aggregate with any other events, changes or conditions has had or would reasonably be expected to have a material adverse change in, or a material adverse effect upon, the operations, business, property, prospects or financial condition of the Parent and its Subsidiaries taken as a whole or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties to perform any of their obligations under the Loan Documents; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Loan Parties of any material term of the Loan Documents or the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents or (ii) the perfection or priority of any material Lien granted in any portion of the Collateral.

“Material Property” – see Section 12.1.13(b).

“Maturity Date” means the earlier to occur of (a) June 30, 2020 and (b) such other date on which the Loans are declared to be due and payable pursuant to Section 12.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Mortgage” means a mortgage, deed of trust, leasehold mortgage or similar instrument granting the Collateral Agent for the benefit of the Lenders a Lien on real property owned or leased by the Borrower or any Subsidiary Guarantor.

“Multiemployer Plan” means a Multiemployer Plan as defined in Section 4001(a)(3) of ERISA to which any Loan Party or ERISA Affiliate is, or within the last five years has been, required to contribute.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document owing to any Lender with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s articles or certificate of incorporation, operating agreement or equivalent formation documents, such Person’s bylaws, regulations or equivalent governing documents and any similar organizational documents of such Person.

“Owned Real Property” means all real property owned in fee by the Borrower or its Subsidiaries.

“Parent” – see the Recitals.

“Participant” – see Section 14.7.2.

“Patriot Act” – see Section 14.13.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any of its principal functions under ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” – see Section 10.14.

“Permitted Liens” - see Section 10.9.

“Permitted Tax Sharing Payments” means certain tax sharing payments when made by the Borrower to the Parent on a periodic basis and in accordance with a tax-sharing agreement entered into between the Borrower and the Parent in form and substance satisfactory to the Administrative Agent and BMO Capital Markets.

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority or other entity, whether acting in an individual, fiduciary or other capacity.

“Pledge Agreement” means a Pledge Agreement substantially in the form of Exhibit B.

“Prime Rate” means, for any day, the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate as in effect on such day, with any change in the Prime Rate resulting from a change in such prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate).

“Recovery Event Proceeds” means any insurance proceeds from any Casualty Event or any condemnation proceeds (or other similar recoveries), in each case net of (a) any collection expenses and (b) taxes paid or reasonably estimated by the Borrower or any Subsidiary to be payable as a result thereof (after taking into account any available tax credit or deduction).

“Reportable Event” means a reportable event as that term is defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan, other than an event for which the 30-day notice period is waived.

“Repricing Transaction” means the prepayment or refinancing of all or a portion of the Loans with the incurrence by the Borrower or any Guarantor of any financing incurred for the primary purpose of reducing the effective interest cost or weighted average yield to less than the interest rate for or weighted average yield of the Loans, including without limitation, as may be effected through any amendment to the Loan Documents relating to the interest rate for the Loans.

“Required Lenders” means Lenders having aggregate Applicable Percentages of more than 50%.

“Responsible Financial Officer” means, as to any Person, the chief executive officer, the president, the chief operating officer, the chief financial officer, treasurer, or the corporate controller of such Person.

“Responsible Officer” means, as to any Person, any vice president or Responsible Financial Officer of such Person.

“Restricted Payments” – see Section 10.15.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctioned Country” – see Section 9.24.

“Sanctioned Person” – see Section 9.24.

“Sanctions” means any economic or trade sanctions or restrictive measures enacted, administered, imposed or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State, the United Nations Security Council, and/or the European Union and/or the French Republic, and/or Her Majesty’s Treasury or other relevant sanctions authority.

“Security Agreement” means a security agreement substantially in the form of Exhibit C.

“Specified Equity Contribution” – see Section 10.7.3.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares or other ownership interests as have more than 50% of the Voting Equity Interests for the election of directors, other managers, or any similar governing body of such entity. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of the Borrower.

“Subsidiary Guarantor” means each Subsidiary of the Borrower that enters into a Guaranty.

“Surety Instrument” means a letter of credit (whether standby or commercial), banker’s acceptance, bank guaranty, shipside bond, surety bond or any similar instrument.

“TIF Debt” means tax increment debt issued by a governmental agency or instrumentality to finance an ethanol plant of one of Borrower’s Subsidiaries, which debt is to be repaid by the proceeds of ad valorem taxes paid by such Subsidiary.

“Total Funded Debt” means all Debt of the Borrower and its Subsidiaries, determined on a consolidated basis, described in clauses (a), (d), (f), and (j) of the definition of “Debt”.

“Total Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (i) Total Funded Debt as of such day to (ii) EBITDA for eight preceding Fiscal Quarters ending on such day divided by two.

“Type of Loan or Borrowing” – see Section 2.2.1. The types of Loans or borrowings under this Agreement are as follows: Base Rate Loans or borrowings and Eurodollar Loans or borrowings.

“United States” and “U.S.” each means the United States of America.

“Unmatured Event of Default” means any event that, if it continues uncured, will, with lapse of time or the giving of notice or both, constitute an Event of Default.

“Voidable Transfer” - see Section 14.13.

“Voting Equity Interest” means, as to any Person, an Equity Interest in such Person having ordinary voting power with respect to the Governing Body of such Person.

1.2 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The term “including” is not limiting and means “including without limitation”.

(d) If a consent or approval is not to be unreasonably withheld, such consent or approval shall not be unreasonably withheld, conditioned or delayed.

(e) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(f) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement), other contractual instruments and organizational documents shall be deemed to include all subsequent amendments, restatements and other modifications thereto, but only to the extent such amendments, restatements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation from time to time.

(g) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(h) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Joint Lead Arrangers, the Agents, the Parent, the Borrower, the Lenders and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against the Joint Lead Arrangers, the Agents, or the Lenders merely because of the Joint Lead Arrangers’, the Agents’, or the Lenders’ involvement in their preparation.

(i) Except as otherwise specified herein, any reference to a particular time means such time in New York, New York.

1.3 Accounting Terms. (a) Except as otherwise expressly provided herein, all accounting terms not specifically or completely defined herein shall be construed, and all financial data (including financial ratios and requirements) required to be submitted pursuant to this Agreement shall be prepared, in conformity with GAAP.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 2 COMMITMENTS; BORROWING AND CONVERSION AND CONTINUATION PROCEDURES.

2.1 Commitments. Subject to the terms and conditions of this Agreement, each Lender, severally and for itself alone, agrees to make a term loan (each a “Loan”) to the Borrower on the Effective Date in an amount not to exceed such Lender’s Applicable Percentage of the $225,000,000 aggregate amount of the Loans. Loans that are repaid may not be reborrowed.

2.2 Loan Procedures.

2.2.1 Various Groups of Loans. Each Loan shall be divided into tranches that are either a Base Rate Loan or a Eurodollar Loan (each a “type” of Loan), as the Borrower shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3. Eurodollar

Loans having the same Interest Period are sometimes called a “Group” or collectively “Groups”. Base Rate Loans and Eurodollar Loans may be outstanding at the same time; provided that (a) not more than ten different Groups of Eurodollar Loans shall be outstanding at any one time and (b) the aggregate principal amount of each Group of Eurodollar Loans shall at all times be $20,000,000 or a higher integral multiple of $1,000,000. All borrowings, conversions and repayments of Loans shall be effected so that each Lender will have a pro rata share (according to its Applicable Percentage) of all types and Groups of Loans.

2.2.2 Borrowing Procedures. The Borrower shall give written notice or telephonic notice (followed promptly by written confirmation thereof) substantially in the form of Exhibit D to the Administrative Agent of the proposed borrowing not later than (a) in the case of a Base Rate borrowing, 11:00 a.m. on the proposed date of such borrowing, and (b) in the case of a Eurodollar Rate borrowing, 11:00 a.m. at least three Business Days prior to the proposed date of such borrowing. Such notice shall be effective upon receipt by the Administrative Agent, shall be irrevocable and shall specify the date, amount and type of borrowing and, in the case of a Eurodollar Rate borrowing, the initial Interest Period therefor. Promptly upon receipt of such notice, the Administrative Agent shall advise each Lender thereof. Not later than 1:00 p.m. on the date of the proposed borrowing, each Lender shall provide the Administrative Agent at the office specified by the Administrative Agent with immediately available funds in an amount equal to such Lender’s Applicable Percentage of such borrowing and, so long as the conditions precedent set forth in Section 11 have been satisfied, the Administrative Agent shall promptly pay the funds received from the Lenders to the Borrower on the requested borrowing date.

2.2.3 Conversion and Continuation Procedures. (a) Subject to the provisions of Section 2.2.1, the Borrower may, upon irrevocable notice to the Administrative Agent in accordance with clause (b) below:

(i) elect, as of any Business Day, to convert any outstanding Loan into a Loan of the other type; or

(ii) elect, as of the last day of the applicable Interest Period, to continue any Group of Eurodollar Loans having an Interest Period expiring on such day (or any part thereof in an aggregate amount of $20,000,000 or a higher integral multiple of $1,000,000) for a new Interest Period.

(b) The Borrower shall give written notice or telephonic notice (followed promptly by written confirmation thereof) substantially in the form of Exhibit E to the Administrative Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 11:00 a.m. on the proposed date of such conversion; and (ii) in the case of a conversion into or continuation of Eurodollar Loans, 11:00 a.m. at least three Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

(1)	the proposed date of conversion or continuation;

(2)	the aggregate amount of Loans to be converted or continued;

(3)	the type of Loans resulting from the proposed conversion or continuation; and

(4)	in the case of conversion into, or continuation of, Eurodollar Loans, the duration of the requested Interest Period therefor.

(c) If upon expiration of any Interest Period applicable to any Eurodollar Loan, the Borrower has failed to timely select a new Interest Period to be applicable to such Eurodollar Loan, the Borrower shall be deemed to have elected to continue such Eurodollar Loan as a Eurodollar Loan with a one-month Interest Period, effective on the last day of the previous Interest Period.

(d) The Administrative Agent will promptly notify each Lender of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by the Borrower, of the details of any automatic conversion.

(e) Unless the Required Lenders otherwise consent, the Borrower may not elect to have a Loan converted into or continued as a Eurodollar Loan during the existence of any Event of Default or Unmatured Event of Default.

2.3 Incremental Term Loans.

(a) The Borrower may, by written notice (substantially in the form of Exhibit K) to the Administrative Agent elect to request the making of tranches of term loans (each an “Incremental Term Loan”) in an aggregate amount not to exceed $50,000,000; provided that the Borrower may request Incremental Term Loans in excess of $50,000,000 so long as after giving effect to such Incremental Term Loans, the pro forma Total Leverage Ratio does not exceed 3.00 to 1.00.

(b) Any such request shall (x) be in a minimum amount of $10,000,000 or a higher integral multiple of $5,000,000 and (y) set forth the date that the Borrower proposes the Incremental Term Loans be made, the requested amount and the proposed terms of the Incremental Term Loans.

(c) To achieve the full amount of the requested tranche of Incremental Term Loans and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Borrower may invite additional Eligible Assignees to provide Incremental Term Loans or request an existing Lender to provide an Incremental Term Loan (any Person providing an Incremental Term Loan, each an “Incremental Lender”).

(d) The Administrative Agent and the Borrower shall determine the effective date (the “ITL Effective Date”) and the final allocation of the tranche of Incremental Term Loans. The Administrative Agent shall promptly notify the Borrower and the Lenders of each Incremental Term Loan and the ITL Effective Date.

(e) The Incremental Term Loans shall (i) rank pari passu in right of payment and of security with all other Loans, (ii) not mature earlier than the scheduled maturity of the Loans or have a weighted average life that is shorter than the then remaining weighted average life of the Loans, (iii) be entitled to share in prepayments pro rata with the Loans (unless the Incremental Lenders agree to take a lesser share of certain prepayments), (iv) be treated no more favorably than the Loans with respect to any mandatory prepayments set forth in Section 6.2.3, (v) have an All-in Yield determined by the Borrower and the Incremental Lenders which shall be set forth in a supplement to this Agreement executed in connection therewith; provided, however, that the All-in Yield applicable to the Incremental Term Loans shall not be greater than 0.50% over the applicable All-in Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to the Loans unless the interest rate with respect to the Loans is increased so as to cause the then-applicable All-in Yield under this Agreement on the Loans to equal the All-in Yield then applicable to the Incremental Term Loans less 0.50%, (vi) have an amortization schedule determined by the Borrower and the Incremental Lenders and (vii) have other terms and conditions (other than with respect to pricing, amortization and maturity) substantially similar to the Loans (and, in any event, reasonably satisfactory to the Administrative Agent). For purposes of this Section 2.3, “All-in Yield” means, as to any Debt, the effective interest rate with respect thereto as reasonably determined by the Administrative Agent taking into account the interest rate, margin, original issue discount, upfront fees and eurocurrency rate or base rate floor; provided that original issue discount shall be equated to interest rate assuming a four-year life to maturity; provided, further, that if the Incremental Term Loans include a eurocurrency rate floor greater than the applicable interest rate floor with respect to the Loans, such differential between interest rate floors shall be equated to the applicable interest rate margin with respect to the Loans for purposes of determining whether an increase to the interest rate margin with respect to the Loans shall be required, but only to the extent an increase in the interest rate floor with respect to the Loans would cause an increase in the interest rate then in effect, and in such event, the interest rate floor (but not the interest rate margin) applicable to the Loans shall be increased to the extent of such differential between interest rate floors; provided, further, that “All-in Yield” shall not include arrangement, underwriting, commitment, structuring or similar fees paid to arrangers or fees that are not paid ratably to the market with respect to such Debt. The aforementioned supplement to this Agreement may, without the consent of any Lender that is not an Incremental Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent to effect the provisions of this Section 2.3

(f) The making of the Incremental Term Loans shall be documented pursuant to a supplement to this Agreement executed by the Borrower, each applicable Incremental Lender and the Administrative Agent and shall be subject to the following conditions:

(i) at the time of any such request and at the time of the making of the Incremental Term Loans (and after giving effect thereto and the use of the proceeds thereof), no Unmatured Event of Default or Event of Default shall have occurred and be continuing;

(ii) each condition set forth in Sections 11.1.22 and 11.1.23 shall have been met; and

(iii) such other conditions as the Borrower, the applicable Incremental Lenders and the Administrative Agent shall agree shall have been met.

(g) The Incremental Term Loans, shall constitute Loans under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents and shall, without limiting the foregoing, benefit equally and ratably with respect to the security interests created by the Collateral Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent or the Collateral Agent to ensure and/or demonstrate that the Lien and security interests granted by the Collateral Documents continue to be perfected under the Uniform Commercial Code (as defined in the Security Agreement) or other applicable law relating to the perfection of security interests after giving effect to the establishment of the Incremental Term Loans.

(h) No Lender shall be obligated to provide any Incremental Term Loan.

2.4 Commitments Several. The failure of any Lender to make a Loan shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

2.5 Certain Conditions. Notwithstanding any other provision of this Agreement, no Lender shall have an obligation to make any Credit Extension if an Event of Default or Unmatured Event of Default exists or would result therefrom.

SECTION 3 RECORDKEEPING. Each Lender shall record in its records the date and amount of each Loan made by such Lender, each repayment or conversion thereof and, in the case of each Eurodollar Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount of the Loans owing to such Lender. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Borrower hereunder to repay the principal amount of each Loan made by such Lender together with all interest accruing thereon.

SECTION 4 INTEREST.

4.1 Interest Rates. The Borrower promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date such Loan is advanced until such Loan is paid in full as follows:

(a) at all times such Loan is a Base Rate Loan, at a rate per annum equal to the sum of (i) the Base Rate from time to time in effect plus (ii) the applicable Base Rate Margin from time to time in effect; (b) at all times such Loan is a Eurodollar Loan, at a rate per annum equal to the sum of (i) the greater of 1.00% and the Eurodollar Rate applicable to each Interest Period for such Loan plus (ii) the applicable Eurodollar Margin from time to time in effect;

provided that, at any time an Event of Default exists, the interest rate applicable to each Loan shall be increased by 2%.

4.2 Interest Payment Dates. Accrued interest on each Base Rate Loan shall be payable in arrears on the last Business Day of each calendar quarter and at maturity. Accrued interest on each Eurodollar Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a Eurodollar Loan with an Interest Period longer than three months, on each three-month anniversary of the first day of such Interest Period) and at maturity. After maturity, accrued interest on all Loans shall be payable on demand.

4.3 Setting and Notice of Eurodollar Rates. The applicable Eurodollar Rate for each Interest Period shall be determined by the Administrative Agent, and notice thereof shall be given by the Administrative Agent promptly to the Borrower and each Lender. Each determination of the applicable Eurodollar Rate by the Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of manifest error. The Administrative Agent shall, upon written request of the Borrower or any Lender, deliver to the Borrower or such Lender a statement showing the computations used by the Administrative Agent in determining any applicable Eurodollar Rate hereunder.

4.4 Computation of Interest. All determinations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. All other computations of interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days (which results in more interest being paid than if computed on the basis of a 365-day year). The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.

SECTION 5 FEES. The Borrower agrees to pay to the Administrative Agent and the Joint Lead Arrangers such fees as are mutually agreed to in writing from time to time by the Borrower, the Administrative Agent and the Joint Lead Arrangers.

SECTION 6 REPAYMENT OF LOANS; PREPAYMENTS.

6.1 Repayment of Loans. The Loans shall be repaid in installments on the last day of each Fiscal Quarter beginning with the first full Fiscal Quarter after the Effective Date in amounts equal to 1.0% per annum of the principal amount of the Loans made on the Effective Date, with a final installment payable on the Maturity Date in an amount equal to the then unpaid principal balance of the Loans. Each such installment shall be applied to repay the Loans of the Lenders according to their respective Applicable Percentages.

6.2 Prepayments.

6.2.1 Voluntary Prepayments. The Borrower may from time to time prepay Loans in whole or in part, without premium or penalty (other than as set forth in Section 6.2.2); provided that the Borrower shall give the Administrative Agent (which shall promptly advise each applicable Lender) notice thereof not later than 11:00 a.m. on the date of such prepayment in the case of a Base Rate Loan and upon three Business Days’ prior notice in the case of a Eurodollar Loan, substantially in the form of Exhibit F, specifying the Loans to be prepaid and the date (which shall be a Business Day) and amount of prepayment. Each partial prepayment of Loans shall be in a principal amount of $5,000,000 or a higher integral multiple of $1,000,000.

6.2.2 Repricing Transaction Prepayment Fee. All prepayments of Loans made in connection with any Repricing Transaction on or prior to the 12-month anniversary of the Effective Date shall be accompanied by a premium in an amount equal to the principal amount of the Loans prepaid multiplied by 1.0%.

6.2.3 Mandatory Prepayments. If the Borrower and its Subsidiaries have Excess Cash Flow for any Fiscal Quarter, the Borrower shall make a prepayment in an amount equal to the relevant portion of such Excess Cash Flow at the following times in the following amounts:

(a) Within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year and within 105 days after the end of the fourth Fiscal Quarter of each Fiscal Year, commencing with the first full Fiscal Quarter after the Effective Date, the Borrower shall make a prepayment in an amount (rounded down, if necessary, to an integral multiple of $10,000) equal to 50% of Excess Cash Flow for such Fiscal Quarter; provided that if the Total Leverage Ratio as of the end of any Fiscal Quarter is greater than or equal to 3.25 to 1.0, the amount of such prepayment shall be increased to 75% of Excess Cash Flow for such Fiscal Quarter; provided, further, that the total amount of mandatory prepayments payable pursuant to this clause (a) in any Fiscal Year shall not exceed 24% of the aggregate amount of the Loans made on the Effective Date, except that for Fiscal Year 2014, such aggregate amount of mandatory prepayments shall not exceed 12% of the aggregate amount of the Loans made on the Effective Date. Voluntary prepayments made during any Fiscal Quarter pursuant to Section 6.2.1 shall be credited on a dollar-for-dollar basis against the amount of mandatory prepayments required to be paid under this clause (a) with respect to such Fiscal Quarter.

(b) Upon receipt by the Borrower or any Subsidiary of any Recovery Event Proceeds (including receipt thereof by the Collateral Agent if the Collateral Agent receives any such proceeds pursuant to any Collateral Document) in excess of $2,500,000, the Borrower shall make a prepayment in an amount equal to such Recovery Event Proceeds; provided that, so long as no Event of Default or Unmatured Event of Default exists, no such prepayment shall be required to the extent the Borrower notifies the Administrative Agent prior to or concurrently with receipt of such Recovery Event Proceeds that such proceeds will be used (and such proceeds are in fact used by the Borrower or the applicable Subsidiary within 180 days after the date of receipt of such proceeds) for the financing of the replacement, substitution or restoration of the assets subject to the applicable Casualty Event or condemnation (it being understood that if at any time the Borrower or the applicable Subsidiary determines that any such proceeds will not be so used within 180 days, such proceeds shall promptly be applied as provided above in this clause (b)).

6.2.4 Pro Rata Treatment. All payments (including prepayments) pursuant to this Section 6 shall be applied to pay the Loans of the Lenders ratably in accordance with their Applicable Percentages.

6.3 All Prepayments of Eurodollar Loans. Each prepayment of a Eurodollar Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4.

6.4 All Prepayments of Loans. Each prepayment of Loans shall be applied in the inverse order of maturity.

SECTION 7 MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

7.1 Making of Payments. All payments of principal of or interest on the Loans, and of all fees, shall be made by the Borrower to the Administrative Agent in immediately available funds, without setoff, defense, recoupment or counterclaim, at the office specified by the Administrative Agent not later than 12:00 noon on the date due (or such later time as the

Administrative Agent may agree); and funds received after that hour shall be deemed to have been received by the Administrative Agent on the next following Business Day. Subject to Section 7.6, the Administrative Agent shall promptly remit to each Lender its share of all such payments received in collected funds by the Administrative Agent for the account of such Lender. All payments under Section 8.1 shall be made by the Borrower directly to the Lender entitled thereto.

7.2 Application of Payments. If following a payment by the Borrower under Section 6.1, insufficient funds are available to the Administrative Agent to pay in full all amounts then due hereunder, then payments hereunder (and all payments under any Guaranty and amounts realized upon enforcement of any Collateral Document) shall be applied as follows:

first, to amounts payable to the Agents pursuant to Section 14.5 (which amounts shall be retained by each Agent for its own account except to the extent it has previously been reimbursed therefor by one or more Lenders, in which case such amounts shall be remitted ratably to such Lenders to reimburse them for their respective reimbursement payments);

second, ratably to pay (i) accrued and unpaid interest on the Loans and (ii) accrued and unpaid fees under Section 5;

third, ratably to pay principal of the Loans, in each case regardless of whether any such amount is then due;

fourth, ratably to all other unpaid obligations of the Loan Parties hereunder or under any other Loan Document; and

fifth, to the Borrower or as a court of competent jurisdiction may direct.

For purposes of the foregoing paragraph, (A) “ratably” means, with respect to any amount to be applied pursuant to clause first, second, third or fourth, pro rata to each holder of the applicable obligations in accordance with the aggregate amount of such obligations held by each such holder.

Concurrently with each remittance to any Lender of its share of any payment pursuant hereto, the Administrative Agent shall advise such Lender as to the application of such payment.

7.3 Due Date Extension. If any payment of principal or interest with respect to any of the Loans falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a Eurodollar Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

7.4 Setoff. The Borrower agrees that each Agent and each Lender have all rights of setoff and bankers’ lien provided by applicable law, and in addition thereto, the Borrower agrees that at any time any Event of Default exists, each Agent and each Lender may apply to the payment of any obligations of the Borrower hereunder, whether or not then due, any balances, credits, deposits, accounts or moneys of the Borrower then or thereafter with such Agent or such Lender.

7.5 Proration of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, but excluding any payment pursuant to Section 8.3, 8.7 or 14.7) on account of principal of or interest on any of its Loans in excess of its pro rata share (in accordance with the terms of this Agreement) of payments and other recoveries obtained by all Lenders on account of principal of and interest on their respective Loans then held by them, such Lender shall purchase from the other Lenders such participation in the Loans held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

7.6 Taxes.

7.6.1 Payments Free of Withholding. Except as otherwise required by law and subject to Sections 7.6.2 and 7.6.4, each payment by the Borrower under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes imposed by or within the jurisdiction in which the Borrower is domiciled, any jurisdiction from which the Borrower makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein, other than (a) income or franchise taxes imposed upon or determined by reference to the overall net income of the recipient, (b) branch profits taxes, or (c) taxes imposed as a result of a connection between the recipient and the taxing jurisdiction other than a connection arising solely under this Agreement or any other Loan Document. If any such withholding is so required, the Borrower shall make the withholding, pay the amount withheld to the appropriate Governmental Authority before penalties attach thereto or interest accrues thereon, and forthwith pay such additional amount, if any, as may be necessary to ensure that the net amount actually received by each Lender and the Administrative Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which such Lender or the Administrative Agent (as the case may be) would have received had such withholding not been made. If the Administrative Agent or any Lender pays any such taxes or penalties or interest thereon, it shall deliver official tax receipts evidencing that payment or certified copies thereof or other reasonably satisfactory evidence of such payment to the Borrower who shall reimburse the Administrative Agent or such Lender for that payment on demand in the currency in which such payment was made. If the Borrower pays any such taxes or penalties or interest thereon, it shall deliver official tax receipts evidencing that payment or certified copies thereof or other reasonably satisfactory evidence of such payment to the applicable Lender or the Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment. The Borrower shall indemnify each Lender and Administrative Agent, within 10 days after demand therefor, for the full amount of any taxes (other than taxes described in Sections 7.6.1(a), (b) or (c)) (including taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or Administrative Agent or required to be withheld or deducted from a payment to such Lender or Administrative Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

7.6.2 U.S. Withholding Tax Exemptions. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the date the initial Credit Extension is made hereunder or, if later, the date such Person becomes a Lender hereunder, two duly completed and signed copies of (a) either Form W-8BEN (relating to such Lender and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the obligations thereunder) or Form W-8ECI (relating to all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the obligations thereunder) of the IRS or (b) solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8BEN, or any successor form prescribed by the IRS, and a certificate substantially in the form of Exhibit J entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the obligations thereunder. Upon any Lender changing its Lending Office, such Lender shall submit to the Borrower and the Administrative Agent additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities), and, in addition, from time to time each Lender shall submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and such other certificates as may be (i) requested by the Borrower in a notice, directly or through the Administrative Agent, to such Lender and (ii) required under then current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender, including fees, pursuant to the Loan Documents or the obligations thereunder. Upon the request of the Borrower or the Administrative Agent, each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent a completed Form W-9 to the effect that it is such a United States person.

7.6.3 Inability of Lender to Submit Forms. If any Lender determines that, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, in each case occurring after the date hereof, it is unable to submit to the Borrower or the Administrative Agent any form or certificate that such Lender is obligated to submit pursuant to Section 7.6.2 or that such Lender is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender shall promptly notify the Borrower and Administrative Agent of such fact and such Lender shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

7.6.4 No Requirement to Pay Additional Amount. The Borrower shall not be required to pay any additional amount with respect to taxes (including penalties or interest thereon) pursuant to Section 7.6.1 to any Lender or the Administrative Agent with respect to any Lender if (a) the obligation to pay such additional amount would not have arisen but for a failure by such Lender to comply with its obligations under Section 7.6.2, or (b) in the case of an Assignee, to the extent the Borrower would not have been obligated to pay such additional amount to the assignor Lender, except to the extent the obligation of the Borrower to pay such excess additional amount to the Assignee resulted solely from a change in applicable law occurring after the date of the relevant assignment.

7.6.5 Refunds. If any Lender or the Administrative Agent determines in its sole discretion that it has received a refund in respect of any taxes as to which additional amounts have been paid to it by the Borrower pursuant to Section 7.6.1, it shall promptly pay to the Borrower an amount equal to such refund (but only to the extent of additional amounts, penalties or interest paid by the Borrower under Section 7.6.1 with respect to the taxes giving rise to such refund) without interest (other than interest included in such refund by the relevant taxing authority attributable thereto), net of all reasonable, documented out-of-pocket expenses of such Lender or the Administrative Agent; provided that the Borrower, upon the request of any Lender or the Administrative Agent agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such Lender or the Administrative Agent in the event that such Lender or the Administrative Agent is required to repay such refund to such taxing authority. This Section 7.6.5 shall not be construed to require any Lender or the Administrative Agent to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

7.7 Evidence of Indebtedness. Upon the request of any Lender, the Borrower shall execute and deliver to such Lender a note in customary form payable to such Lender, which shall evidence such lender’s Loans hereunder.

SECTION 8 INCREASED COSTS; SPECIAL PROVISIONS FOR EURODOLLAR LOANS.

8.1 Increased Costs. (a) If, on or after the date hereof, any Change in Law:

(i) shall subject any Lender (or its Lending Office) to any tax, duty or other charge with respect to any Eurodollar Loans or such Lender’s obligation to make Eurodollar Loans, or shall change the basis of taxation of payments to any Lender (or its Lending Office) of the principal of or interest on any Eurodollar Loan or any other amount due under this Agreement or any other Loan Document in respect of any Eurodollar Loan or such Lender’s obligation to make Eurodollar Loans (except for (a) income or franchise taxes imposed upon or determined by reference to the overall net income of the recipient, (b) branch profits taxes, (c) taxes imposed as a result of a connection between the recipient and the taxing jurisdiction other than a connection arising solely under this Agreement or any other Loan Document or (d) amounts covered by Section 7.6.1 above); or

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including any such requirement imposed by the FRB, but excluding any such requirement for which a Lender is compensated pursuant to the operation of the formula in the definition of “Eurodollar Rate”) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office), or shall impose on any Lender (or its Lending Office) or on the interbank market any other condition affecting any Eurodollar Loan or such Lender’s obligation to make Eurodollar Loans;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender (or its applicable Lending Office) under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall be obligated to pay to such Lender such additional amount as will compensate such Lender for such increased cost or reduction with respect to the Eurodollar Loans.

(b) If, on or after the date hereof, any Lender determines that any Change in Law has the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower agrees to pay to such Lender such additional amount as will compensate such Lender for such reduction.

(c) Any demand by a Lender under this Section 8.1 shall be accompanied by a certificate of such Lender setting forth the additional amount or amounts to be paid to it hereunder, which shall be conclusive absent manifest error. In determining such amount, any Lender may use any reasonable averaging and attribution method.

8.2 Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

(a) the Administrative Agent determines that deposits in Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Base Rate, or

(b) the Required Lenders advise the Administrative Agent that (i) the Eurodollar Base Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period or (ii) that the making or funding of Eurodollar Loans become impracticable, then the Administrative Agent shall promptly give notice thereof to the Borrower and the Lenders and, until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, all Loans shall be converted to Base Rate Loans at the end of the applicable Interest Period.

8.3 Changes in Law Rendering Eurodollar Loans Unlawful. Notwithstanding any other provision of this Agreement or any other Loan Document, if at any time after the date hereof any Change in Law makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loan or to perform its obligations with respect to Eurodollar Loans as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and such Lender’s obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided that, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans as Base Rate Loans, which Base Rate Loans shall not be made ratably by the Lenders but only by such affected Lender.

8.4 Funding Losses. The Borrower hereby agrees that upon demand by any Lender (which demand shall be accompanied by a statement in reasonable detail setting forth the basis for the amount being claimed, a copy of which shall be furnished to the Administrative Agent), the Borrower will be obligated to indemnify such Lender against any net loss or expense which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan, but excluding any loss of anticipated profits), as reasonably determined by such Lender, as a result of (a) any payment, prepayment or conversion (including any conversion pursuant to Section 8.3) by the Borrower of any Eurodollar Loan of such Lender on a date other than the last day of an Interest Period for such Loan or (b) any failure of the Borrower to borrow or continue, or to convert any Loan into, a Eurodollar Loan on a date specified therefor in a notice of borrowing, continuation or conversion pursuant to this Agreement. For this purpose, all notices to the Administrative Agent pursuant to this Agreement shall be deemed to be irrevocable.

8.5 Right of Lenders to Fund through Other Offices. Subject to Section 8.7, each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a notice to the Borrower and the Administrative Agent.

8.6 Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of its Loans in any manner it sees fit, it being understood, however, that for purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each Eurodollar Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

8.7 Mitigation of Circumstances. (a) Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge that will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s good faith judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by the Borrower to pay any amount pursuant to Section 7.6 or 8.1 or (ii) the occurrence of any circumstance of the nature described in Section 8.2 or 8.3 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Borrower and the Administrative Agent). To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Loans to reduce any liability of the Borrower with respect to such Lender under Section 7.6 or 8.1 or to avoid the unavailability of Eurodollar Loans under Section 8.3, so long as such designation is not otherwise disadvantageous to the Lender.

(b) Replacement of Lenders. If any Lender requests compensation under Section 7.6 or 8.1 or is subject to a circumstance of the nature described in Section 8.2 or 8.3, then the Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative

Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 14.7), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower or assignee shall have paid to the Administrative Agent the assignment fee specified in Section 14.7.1;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under this Section 8, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable laws;

provided, further that a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

8.8 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender pursuant to Section 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent manifest error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive the termination of this Agreement.

SECTION 9 REPRESENTATIONS AND WARRANTIES.

To induce the Joint Lead Arrangers, the Agents, and the Lenders to enter into this Agreement and to induce the Lenders to make Loans hereunder, the Borrower represents and warrants, as to itself and its Subsidiaries, to the Joint Lead Arrangers, the Agents and the Lenders that:

9.1 Corporate Existence; Subsidiaries; Foreign Qualification. The Borrower and each Subsidiary is duly organized, validly existing and in good standing under the laws of its state or jurisdiction of incorporation or organization. The Borrower and each Subsidiary is duly qualified and authorized to do business and is in good standing as a foreign entity in the jurisdictions where the character of its property or its business activities makes such qualification necessary, except with regard to jurisdictions where the failure to be so qualified or organized, or to be in good standing, as a foreign entity would not have a Material Adverse Effect. Schedule 9.1 sets forth, as of the Effective Date, each Subsidiary, its state of formation, its relationship to the Borrower, including the percentage of each class of stock (or membership interests) owned by the Borrower or such Subsidiary, each Person that owns any stock or other Equity Interest of the Borrower or such Subsidiary, the location of its chief executive office and its principal place of business. The Borrower directly owns all of the Equity Interests of each of its Subsidiaries.

9.2 Corporate Authority; Enforceability; No Conflict. Each Loan Party has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents. The Loan Documents to which each Loan Party is a party have been duly authorized and approved by such Loan Party’s Governing Body have been duly executed and delivered by such Loan Party, and are the legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except insofar as such enforcement may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting the enforcement of creditors’ rights generally and/or (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity. The execution, delivery and performance of the Loan Documents will not (i) conflict with, result in any breach in any of the provisions of, constitute a default under, or result in the creation of any Lien (other than Permitted Liens) upon any assets or property of the Borrower or any Subsidiary, under the provisions of, such Person’s Organizational Documents or any material agreement to which such Person is a party or (ii) violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award that is applicable to or binding on any Loan Party.

9.3 Compliance with Laws.

9.3.1 Generally. The Borrower and each Subsidiary:

(a) holds all material permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from any Governmental Authority necessary for the conduct of its business and is in material compliance with all applicable laws relating thereto;

(b) is in material compliance with all material Federal, state, local, or foreign applicable statutes, rules, regulations, and orders including those relating to terms and conditions of employment, including but not limited to, labor relations and collective bargaining, wages and hours, leave laws, workers’ compensation, unemployment compensation, immigration, income tax, notice for plant closings and mass layoffs, occupational safety and health, and equal employment practices; and

(c) except for defaults that would not reasonably be expected to result in any material consequence, is not in violation of or in default under any material agreement to which it is a party or by which any material portion of its assets is subject or bound.

9.4 Litigation and Administrative Proceedings. Except as disclosed on Schedule 9.4 or as otherwise disclosed in writing by the Borrower to the Administrative Agent, there are, to the knowledge of the Borrower and its Subsidiaries, (a) no lawsuits, actions, investigations, or other proceedings pending or threatened against the Borrower or any Subsidiary, and in respect of which the Borrower or any Subsidiary may have any material liability, in any court or before any Governmental Authority, arbitration board, or other tribunal, (b) no orders, writs, injunctions, judgments, or decrees of any court or government agency or instrumentality to which the Borrower or any Subsidiary is a party or by which any asset of the Borrower or any Subsidiary is bound which would result in any material liability to or material limitation on the business activities or would have a Material Adverse Effect on the ability of the Borrower or its Subsidiaries to perform hereunder or under the other Loan Documents and (c) no material grievances, disputes, arbitrations, unfair labor practice charges or controversies outstanding with or involving any union or other organization of the employees of the Borrower or any Subsidiary, or material threats of work stoppage, slowdown, strike, picketing, or pending demands for collective bargaining, or material demands or petitions filed for recognition or certification of a collective bargaining representative.

9.5 Title to Assets. (a) The Borrower and each Subsidiary has good title to and ownership of all Material Property it purports to own, which property is free and clear of all Liens, except for Permitted Liens.

(b) Schedule 9.5 sets forth a complete and accurate list of all real property owned or leased by the Borrower and each of its Subsidiaries, and shows as of the Effective Date the street address, county or other relevant jurisdiction, state, record owner, lessor (if applicable) and, with regard to real property owned, book value thereof. The Borrower and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned, or a valid leasehold interest in the real property leased, by such Loan Party or such Subsidiary, free and clear of all Liens, other than Permitted Liens.

(c) All TIF Debt issued with respect to the ethanol plant of Green Plains Atkinson has been repaid or cancelled. Green Plains Ord LLC is the owner, free and clear of all Liens, other than Permitted Liens, of all of the issued and outstanding TIF Debt issued with respect to its ethanol plant by the Community Development Agency of the City of Ord, Nebraska. Green Plains Central City LLC is the owner, free and clear of all Liens, other than Permitted Liens, of $3,928,488, constituting all but $999,000 of the issued and outstanding TIF Debt issued with respect to its ethanol plant by the Community Redevelopment Authority of the City of Central City, Nebraska.

9.6 No Default. No Event of Default or Unmatured Event of Default exists or would result from the incurring of any obligations by any Loan Party under any Loan Document or from the grant or perfection of the Liens of the Collateral Agent and the Lenders on the Collateral in accordance with the Collateral Documents.

9.7 Tax Returns. All Federal and all material state, provincial and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of the Borrower and its Subsidiaries have been filed and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except as otherwise permitted herein; and the provision for taxes on the books of the Borrower and its Subsidiaries (on a consolidated basis) have been made in accordance with GAAP.

9.8 Environmental Laws. Except as disclosed in Schedule 9.8, or as otherwise disclosed in writing by the Borrower to the Administrative Agent, (i) the Borrower and each Subsidiary is in material compliance with all applicable Environmental Laws; (ii) no material litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best knowledge of any officer of the Borrower or any Subsidiary, threatened, against the Borrower or any Subsidiary, in connection with any real property in which the Borrower or any

Subsidiary holds or has held an interest or any past or present operation of the Borrower or any Subsidiary; and (iii) no material release, threatened release, reportable release or disposal of Hazardous Materials is occurring, or has occurred on, under or to any real property owned or leased by the Borrower or any Subsidiary without having been remediated sufficiently to avoid material liability to the Borrower or such Subsidiary. As used in this Section 9.8, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise.

9.9 Continued Business. There exists no actual, pending or, to the knowledge of the Borrower, threatened termination, cancellation or limitation of, or modification or change in the business relationship of the Borrower or any Subsidiary and any customer, or any group of customers, which termination, cancellation, limitation, modification or change, if realized, would reasonably be expected to have a Material Adverse Effect, and there exists no present condition or state of facts or circumstances that would reasonably be expected to have a Material Adverse Effect.

9.10 Employee Benefits Plans. Each ERISA Plan is in compliance in all material respects with all applicable requirements of ERISA, the Code and other applicable law. Except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur. The minimum funding standards under Section 302 of ERISA and Section 412 of the Code have been satisfied with respect to each Pension Plan, and no waiver of such minimum funding standards has been applied for or obtained with respect to any Pension Plan. As of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430 of the Code) is 60% or higher and no facts or circumstances exist with respect to any Loan Party or ERISA Affiliate that could reasonably be expected to cause the funding target attainment percentage to drop below such threshold as of the next valuation date.

9.11 Consents or Approvals. Except as contemplated by the Loan Documents, no consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required to be obtained or completed by the Borrower or any Subsidiary in connection with the execution, delivery or performance of any Loan Document that has not already been obtained or completed.

9.12 Solvency. The Loan Parties have received consideration that is the reasonable equivalent value of the obligations and liabilities that the Loan Parties have incurred to the Administrative Agent and the Lenders. No Loan Party is insolvent (as defined in any applicable state, Federal or relevant foreign statute) or will be rendered insolvent by the execution and delivery of the applicable Loan Documents and the consummation of the transactions contemplated thereby. No Loan Party is engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to the Administrative Agent and the Lenders incurred hereunder. No Loan Party intends to, or believes that it will, incur debts beyond its ability to pay such debts as they mature.

9.13 Financial Condition. (a) (i) The audited consolidated financial statements of the Parent for the Fiscal Year ended December 31, 2013 and the unaudited consolidated financial statements of the Parent for the Fiscal Quarter ended March 31, 2014, copies of which have been delivered to the Administrative Agent, are true and complete in all material respects and fairly present the financial condition of the Parent and the Borrower and their respective consolidated Subsidiaries as of the dates of such financial statements and the results of their operations for the periods then ending; and (ii) no event or circumstance has occurred since December 31, 2013 that constitutes or would reasonably be expected to have a Material Adverse Effect.

(b) Since December 31, 2013, there has been no material change in the Parent or the Borrower’s accounting procedures, except in accordance with or as permitted by GAAP and as disclosed in writing to the Administrative Agent.

9.14 Regulations. Neither the Borrower nor any Subsidiary owns or is carrying any Margin Stock or is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. The making of any Loan (or any conversion thereof) will not violate, or be inconsistent with, the provisions of Regulation T, U or X of the FRB or any other regulation of the FRB.

9.15 Intellectual Property. Except as set forth on Schedule 9.15, the Borrower and its Subsidiaries owns or has the right to use all of the material patents, patent applications, industrial designs, trademarks, service marks, copyrights and licenses, if any, and rights with respect to the foregoing, necessary for the conduct of its business and, except as would not reasonably be expected to have a Material Adverse Effect, without any known conflict with the rights of others.

9.16 Insurance. The Borrower and each Subsidiary maintains with financially sound and reputable insurers insurance with coverage and limits as required by law and as is customary with Persons engaged in the same businesses as the Borrower and its Subsidiaries. Schedule 9.16 sets forth all insurance carried by the Borrower and its Subsidiaries on the Effective Date, setting forth in detail the amount and type of such insurance.

9.17 Deposit Accounts. Schedule 9.17 lists all banks and other financial institutions at which the Borrower or any Subsidiary maintains deposit, securities or other similar accounts as of the Effective Date, and Schedule 9.17 correctly identifies, as of the Effective Date, the name, address and telephone number of each depository or other financial institution, the name in which each such account is held, a description of the purpose of the account, and the complete account number therefor.

9.18 Accurate and Complete Statements. Neither the Loan Documents nor the written statements made by any Loan Party in connection with any of the Loan Documents, taken as a whole, contain any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or in the Loan Documents not misleading. As of the Effective Date, after due inquiry by the Borrower and its Subsidiaries, there is no fact known to the Borrower or any Subsidiary that has not been disclosed to the Administrative Agent and the Lenders that has had or is likely to have a Material Adverse Effect.

9.19 Investment Company Act, etc. None of the Borrower or any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

9.20 Liens and Security Interests. As of the Effective Date, except for Permitted Liens, (a) there is and will be no UCC Financing Statement or similar notice of Lien outstanding covering any personal property of the Borrower or any Subsidiary, (b) there is and will be no mortgage outstanding covering any interest in real property held by the Borrower or any Subsidiary and (c) no interest in real or personal property held by the Borrower or any Subsidiary is subject to any Lien of any kind. The Collateral Agent has a valid and enforceable first priority security interest in the Collateral (subject to Permitted Liens) to the extent contemplated by the Collateral Documents. As of the Effective Date, none of the Borrower or any Subsidiary has entered into any contract or agreement (other than a contract or agreement entered into in connection with any Debt permitted solely by Section 10.8(b) or (c) to finance the purchase or lease of fixed assets that prohibits Liens on such fixed assets) that exists at the Effective Date that would prohibit the Collateral Agent or the Lenders from acquiring a first priority perfected Lien on, or a collateral assignment of, any of the property or assets of the Borrower or any Subsidiary to the extent contemplated by the Collateral Documents.

9.21 Material Agreements. Except as disclosed on Schedule 9.21(a), as of the Effective Date, none of the Borrower or any Subsidiary is a party to any contract, agreement, understanding, or arrangement that if violated, breached, or terminated for any reason, would be reasonably expected to have a Material Adverse Effect. All intercompany agreements related to agribusiness, marketing, hedging and distribution, including such agreements entered into between the Borrower or any Subsidiary and Green Plains Commodity Management LLC, Green Plains Commodities LLC, Green Plains Grain Company LLC, or Green Plains Trade Group LLC or another Affiliate performing similar services for the Borrower or such Subsidiary, are disclosed on Schedule 9.21(b) and were entered into on terms no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time in a transaction with a non-Affiliate.

9.22 Anti-Bribery, Anti-Corruption and Anti-Money Laundering. No Loan Party nor any of its subsidiaries, directors or officers, or, to the best knowledge of such Loan Party, any Affiliate, agent or employee of it, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction and such Loan Party has instituted and maintains policies and procedures designated to prevent violation of such laws, regulations and rules.

9.23 Foreign Corrupt Practices Act. No part of the proceeds of the Loans shall be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

9.24 Sanctions Laws. No Loan Party nor any of its Subsidiaries, their respective directors and officers, or, to the knowledge of such Loan Party, any Affiliate, agent or employee of such Loan Party or any of its Subsidiaries is an individual or entity, that is, or is owned or controlled by individuals or entities that are: (i) the subject or target of any Sanctions (a “Sanctioned Person”) or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions broadly prohibiting dealings with such government, country, or territory (a “Sanctioned Country”), including, currently, Cuba, Iran, Burma, North Korea, Sudan and Syria.

9.25 Real Property. Set forth on Schedule 9.25 is a complete and accurate list, as of the Effective Date, of the address and tax parcel number of each parcel of real property owned or leased by the Borrower and its Subsidiaries, together with, in the case of leased property, the name and mailing address of the lessor of such property.

9.26 Green Plains Corn Oil. Green Plains Commodities LLC has transferred the assets related to the corn oil production at each Ethanol Plant to Green Plains Corn Oil LLC.

SECTION 10 COVENANTS.

Until all obligations of any Loan Party hereunder and under the other Loan Documents are paid in full the Borrower (and to the extent applicable, with respect to its Subsidiaries) shall:

10.1 Insurance; Maintenance of Property. (a) Maintain, and cause each Subsidiary to maintain, (i) insurance upon its personal and real property, whether owned or leased, in such form, written by such companies, for such periods, and against such risks as may be reasonably acceptable to the Administrative Agent, and in amounts customarily insured against or carried by corporations engaged in the same or substantially similar business and similarly situated, with provisions reasonably satisfactory to the Administrative Agent for payment of all losses thereunder to the Administrative Agent (including a lender loss payee endorsement in favor of the Collateral Agent) and (ii) liability insurance (including an endorsement naming the Administrative Agent, the Collateral Agent and each Lender as an additional insured), written by such companies, for such periods, and against such risks as may be reasonably acceptable to the Administrative Agent, and in amounts customarily insured against or carried by corporations engaged in the same or substantially similar business and similarly situated, with provisions reasonably satisfactory to the Administrative Agent, and, if required by the Administrative Agent, deposit copies of such policies with the Administrative Agent; and use commercially reasonable efforts to cause each policy of insurance to provide for no less than 10 days’ prior written notice to the Administrative Agent of cancellation of a policy due to non-payment of a premium and no less than 30 days’ prior written notice to the Administrative Agent of cancellation for any other reason. Any sums received by the Collateral Agent in payment of insurance losses, returns, or unearned premiums under the policies, including any amounts received with respect to Owned Real Property, shall be used by the Borrower and its Subsidiaries to replace, rebuild and/or restore the damaged property or similar property used or useful in the business of the Borrower and its Subsidiaries (or, to the extent not so used, applied to prepay Loans). If the Borrower or any Subsidiary fails to provide such insurance, the Administrative Agent may, at its option, provide such insurance and the Borrower shall pay to the Administrative Agent, upon demand, the cost thereof; provided that the Administrative Agent shall give the Borrower no less than 15 Business Days’ notice during which time the Borrower may procure such insurance. If the Borrower fails to pay such sum to the Administrative Agent upon demand, interest shall accrue thereon, from the date of demand until paid in full, at the Base Rate plus the Base Rate Margin. Within 10 days of the Administrative Agent’s written request, the Borrower shall furnish to the Administrative Agent such information about the insurance of the Borrower and its Subsidiaries as the Administrative Agent may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to the Administrative Agent and certified by a Responsible Financial Officer of the Borrower. During the continuance of an Event of Default hereunder, the Borrower and each Subsidiary irrevocably appoints the Administrative Agent as its attorney in fact to make a claim for, receive payment of, and execute and endorse documents, checks or drafts received in payment for loss or damage under any insurance policy.

(b) Maintain and preserve, and cause each Subsidiary to maintain and preserve, all property that is used or useful in its business in good working order and condition, ordinary wear and tear excepted, and make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

10.2 Payment and Performance of Obligations. (a) Pay, and cause each Subsidiary to pay, in full (i) prior in each case to the date when penalties would attach, all Federal and all material state, local and foreign taxes and other assessments, governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate provisions have been established in accordance with GAAP) for which it may be or become liable or to which any of its properties may be or become subject, (ii) all of its wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. §§ 206 207) or any comparable provisions of applicable law and (iii) all of its other material obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate provisions have been established in accordance with GAAP) before such payment becomes overdue; and (b) perform, and cause each Subsidiary to perform, all of its obligations under any contract, agreement, understanding, or arrangement, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

10.3 Financial Statements and other Information. Deliver to the Joint Lead Arrangers, the Administrative Agent and the Lenders:

(a) Annual Financials and Audit Report of the Parent. Within 90 days after the end of each Fiscal Year (beginning with Fiscal Year 2014), an annual audit report of the Parent and its Subsidiaries for such Fiscal Year prepared on a consolidated basis and in accordance with GAAP and certified by KPMG or another independent public accountant reasonably satisfactory to the Administrative Agent, which report shall (A) be without qualification as to going concern, scope or internal controls, (B) include balance sheets and statements of income (loss), stockholders’ equity and cash-flow for such Fiscal Year and (C) set forth in comparative form the consolidated figures for the preceding Fiscal Year.

(b) Annual Financials of the Borrower. To the extent not included in items delivered under clause (a), within 90 days after the end of each Fiscal Year (beginning with Fiscal Year 2014), annual financial statements of the Borrower and its Subsidiaries for such Fiscal Year prepared on a consolidated basis and in accordance with GAAP and reviewed by KPMG or another independent public accountant reasonably satisfactory to the Administrative Agent, which report shall (A) include balance sheets and statements of income (loss), stockholders’ equity and cash-flow for such Fiscal Year and (B) set forth in comparative form the consolidated figures for the preceding Fiscal Year.

(c) Quarterly Financials. Within 45 days after the end of each Fiscal Quarter (except the last Fiscal Quarter of any Fiscal Year), financial statements of the (i) Parent and its Subsidiaries and (ii) the Borrower and its Subsidiaries, each prepared on a consolidated basis and in accordance with GAAP (subject to the absence of footnotes and to normal year-end adjustments), including balance sheets as of the end of such period and statements of income (loss), and cash flow for such Fiscal Quarter and Fiscal Year to date periods and in form and detail reasonably consistent with the quarterly financial statements delivered pursuant to Section 11.1.15 and certified by a Responsible Financial Officer of the Parent or the Borrower, as applicable, and setting forth in comparative form the consolidated figures for (i) the corresponding Fiscal Quarter of the previous Fiscal Year and (ii) the corresponding Fiscal Year to date period.

(d) Compliance Certificate; Management Reports; MD&A. Concurrently with the delivery of its annual and quarterly financial statements pursuant to clauses (a), (b) and (c) above, (i) a compliance certificate substantially in the form of Exhibit G as of the date of such annual or quarterly statements, signed by a Responsible Financial Officer of the Parent or the Borrower, as applicable, containing (A) a computation of each of the financial ratios set forth in Section 10.7 and (B) a statement that such Responsible Financial Officer has not become aware of the existence of any Event of Default or Unmatured Event of Default or, if there is any such event, describing it and the steps, if any, being taken to cure it; and (ii) a copy of management’s discussion and analysis of financial condition and results of operations of the Parent and its Subsidiaries as of the end of, and for the period covered by, such annual or quarterly financial statements, prepared in a form reasonably satisfactory to the Joint Lead Arrangers (provided that the management discussion and analysis filed with the SEC, if any, for the applicable period shall be satisfactory to the Joint Lead Arrangers).

(e) Budget. Not later than 45 days after the beginning of each Fiscal Year, an operating budget of the Borrower and its Subsidiaries for such Fiscal Year in a form reasonably satisfactory to the Administrative Agent.

(f) Certain Notices. Promptly upon any Responsible Officer of the Borrower becoming aware of any of the following, a notice describing the same accompanied by a written statement by a Responsible Officer of the Borrower describing in reasonable detail the occurrence referred to therein (and, in the case of any notice under clause (i) below, describing with particularity the provisions of this Agreement or any other Loan Document that have been breached or violated) and stating what action the Borrower or the applicable Subsidiary has taken or proposes to take with respect thereto:

(i) the occurrence of any Event of Default or Unmatured Event of Default;

(ii) any dispute, litigation, investigation, proceeding or suspension that may exist at any time between the Parent, the Borrower or any Subsidiary and any Governmental Authority that could reasonably be expected to have a Material Adverse Effect, or any other event or condition, in each case, that could reasonably be expected to result in any material liability to the Parent, the Borrower or any Subsidiary;

(iii) any Change in Control or the occurrence of any event or execution of any binding agreement or binding commitment which, with the passage of time, would lead to a Change in Control;

(iv) the commencement of, or any material development in, any litigation or proceeding affecting the Parent, the Borrower or any Subsidiary (x) in which the amount of damages claimed is $5,000,000 (or its equivalent in another currency or currencies) or more, (y) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (z) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Loan Document;

(v) the occurrence of any ERISA Event within the time period and with such information as specified in Section 10.6(c);

(vi) the preparation of any environmental audit or review with respect to the Borrower or any of its Subsidiaries which indicates any violation or potential violation of any Environmental Law or which reflects any condition which could reasonably be expected to result in material liability to the Parent, the Borrower or any Subsidiary; and

(vii) any other event or occurrence that could reasonably be expected to have a Material Adverse Effect.

(g) Information. Promptly upon written request of the Joint Lead Arrangers, the Administrative Agent or any Lender through the Administrative Agent, such other information about the financial condition, properties and operations of the Parent, the Borrower or any Subsidiary as the Administrative Agent or such Lender may from time to time reasonably request, which information shall be submitted in form and detail reasonably satisfactory to the Administrative Agent or such Lender and, if requested, shall be certified by a Responsible Financial Officer of the Parent, the Borrower or such Subsidiary.

(h) Material Agreements. Concurrently with the delivery of each compliance certificate pursuant to Section 10.3(d), notification that the Borrower or any Subsidiary has become a party to any contract, agreement, understanding, or arrangement not heretofore disclosed that if violated, breached, or terminated for any reason, would be reasonably expected to have a Material Adverse Effect.

(i) SEC Filings. Promptly, and in any event within five Business Days (i) after receipt thereof by any the Parent or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof and (ii) after filing with the SEC, copies of each annual report, proxy or other report or communication sent to stockholders of the Parent and copies of all annual, regular, periodic and special reports and registration statements filed with the SEC; provided, that such filings shall be deemed delivered to the Administrative Agent on the earlier of the date such statements or reports are available at (i) www.sec.gov and (ii) the Parent’s website at www.gpreinc.com.

10.4 Financial Records. Maintain, and cause each Subsidiary to maintain, at all times books and records that are accurate and complete in all material respects and that are sufficient to prepare financial statements in accordance with GAAP.

10.5 Franchises; Change in Business or Fiscal Year; Business of the Borrower.

(a) Except as otherwise permitted pursuant to Section 10.13, the Borrower shall, and shall cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises necessary or desirable in the conduct of its business, except to the extent failure to do so could not reasonably be expected to materially and adversely affect the Borrower or such Subsidiary.

(b) Not, and not permit any Subsidiary to, engage in any business if, as a result thereof, the general nature of the business of the Borrower and its Subsidiaries taken as a whole would be substantially changed from the general nature of the business the Borrower and its Subsidiaries are engaged in on the Effective Date.

(c) Not change its Fiscal Year.

(d) Except to the extent expressly permitted by this Agreement, the Borrower shall not:

(i) conduct any business or operations, act in a capacity other than as a holding company of Equity Interests in its Subsidiaries, or make any investment in any material asset (other than investments in cash and Cash Equivalent Investments); or

(ii) transfer, assign, hypothecate, pledge (or otherwise encumber), sell, convey or otherwise dispose of any assets (whether voluntarily or involuntarily), except (A) for dispositions of cash and Cash Equivalents, (B) to the Collateral Agent or (C) payment of Permitted Tax Sharing Payments.

10.6 ERISA Compliance.

(a) Not, and not permit any other Loan Party or ERISA Affiliate to, incur any material liability to the PBGC or fail to make any minimum required contribution (under section 430 of the Code) with respect to any Pension Plan that would reasonably be expected to result in a Lien on the assets of any Loan Party.

(b) Promptly notify the Lenders of any material taxes, fines or penalties assessed, proposed to be assessed or that any Loan Party has reason to believe may be assessed any Loan Party by the IRS or the Department of Labor with respect to any Pension Plan as a result of a violation of the Code or ERISA.

(c) As soon as practicable, and in any event within 20 days after any Loan Party shall become aware that an ERISA Event shall have occurred, provide, or cause the applicable Loan Party or ERISA Affiliate to provide, the Administrative Agent with notice of such ERISA Event with a certificate by a Responsible Financial Officer of the Loan Party or ERISA Affiliate setting forth the details of the event and the action the Loan Party or ERISA Affiliate proposes to take with respect thereto.

(d) At the request of any Lender through the Administrative Agent, deliver or cause to be delivered to the Administrative Agent, true and correct copies of any documents relating to any Pension Plan.

As used in this Section 10.6, “material” means the measure of a matter of significance that shall be determined as being an amount equal to 5% of EBITDA of Parent on a consolidated basis for the preceding 12-month period.

10.7 Financial Covenants.

10.7.1 Total Leverage Ratio. Not permit the Total Leverage Ratio of the Borrower and its Subsidiaries on a consolidated basis as of the last day of any Fiscal Quarter to exceed the applicable amount set forth below:

Maximum Total Leverage Ratio
Effective Date through June 30, 2016	4.00 to 1.00
September 30, 2016 through June 30, 2018	3.75 to 1.00
September 30, 2018 through June 30, 2019	3.50 to 1.00
September 30, 2019 and thereafter	1.25 to 1.00

10.7.2 Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio of the Borrower and its Subsidiaries on a consolidated basis as of the end of each Fiscal Quarter to be less than 1.25 to 1.00.

10.7.3 Equity Cure. Cash proceeds from the Parent with respect to a sale of, or contribution to, equity (which equity shall be common equity, “qualified” preferred equity or other equity other than Disqualified Stock) of the Borrower or any Subsidiary Guarantor with respect to any Fiscal Quarter made on or prior to the date that is 10 Business Days after the date on which financial statements are required to be delivered pursuant to Section 10.3 for such Fiscal Quarter will be included in the calculation of EBITDA for the applicable 24-month period (in the case of the Total Leverage Ratio) or the applicable 12-month period (in the case of the Fixed Charge Coverage Ratio) for the purposes of determining compliance with the covenants set forth in Sections 10.7.1 and 10.7.2 at the end of such Fiscal Quarter and applicable subsequent periods that include such Fiscal Quarter (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided that (a) a Specified Equity Contribution shall be counted only as EBITDA and solely for the purpose of compliance with the covenants set forth in Sections 10.7.1 and 10.7.2 and shall not be included for any other purpose with respect to any Fiscal Quarter in which it is included in EBITDA and (b) if any Restricted Payment is made in reliance upon Section 10.15(d)(ii)(y), the amount of such Restricted Payment shall, upon the making of such Restricted Payment, be excluded from the calculation of EBITDA with respect to the fiscal quarter for which such Specified Equity Contribution was made for purposes of determining compliance with the covenants set forth in Sections 10.7.1 and 10.7.2.

10.8 Debt. Not, and not permit any Subsidiary to, create, incur or have outstanding any Debt of any kind, other than:

(a) the Loans, the Incremental Term Loans and any other Debt under this Agreement;

(b) any loan or extension of credit granted to or Capitalized Lease Obligation of the Borrower or any Subsidiary for the purchase or lease of fixed assets or improvements thereto (and refinancings of such loans, extensions of credit or Capitalized Lease Obligations so long as the principal amount is not increased and any Lien granted in connection therewith does not attach to any additional property), which loans, extensions of credit and Capitalized Lease Obligations shall only be secured by the fixed assets being purchased, leased or improved, so long as the aggregate principal amount of all such loans, extensions of credit and Capitalized Lease Obligations does not exceed $10,000,000 (other than Capitalized Lease Obligations permitted by Section 10.8(h)) at any time outstanding;

(c) Debt existing on the Effective Date and listed on Schedule 10.8 (and any extension, renewal or refinancing thereof so long as the principal amount thereof shall not be increased after the Effective Date, other than in an amount sufficient to fund any accrued and unpaid interest thereon and reasonable and customary fees and expenses incurred in connection with such extension, renewal or refinancing);

(d) Debt owing (i) by a Subsidiary that is a Loan Party to the Borrower or any other such Subsidiary or (ii) by the Borrower to any other such Subsidiary;

(e) Debt to be Repaid so long as such Debt is repaid on the Effective Date (or in the case of the Bluffton Revenue Bonds, so long as such Debt is cancelled and redeemed within 90 days after the Effective Date);

(f) Debt under any Surety Instrument entered into in the ordinary course of business;

(g) Guaranty Obligations of any Loan Party (other than the Parent) with respect to Debt of another Loan Party (other than the Parent);

(h) Debt with respect to Capital Lease Obligations of acquired ethanol plants so long as (i) after giving effect to such acquisition, the pro forma Total Leverage Ratio is not greater than 3.00 to 1.00 and (ii) such Capital Lease Obligations were not created at the time of or in contemplation of such acquisition;

(i) Guaranty Obligations of Green Plains Atkinson with respect to (i) the Guaranty dated as of November 27, 2013 by the Parent, Green Plains Atkinson and Green Plains Commodities LLC in favor of Macquarie Bank Limited and (ii) the Guaranty dated as of November 27, 2013 by the Parent, Green Plains Atkinson and Green Plains Commodities LLC in favor of First National Bank of Omaha; provided that each such Guaranty shall be terminated or released not later than 45 days after the Effective Date.

(j) other unsecured Debt in an aggregate principal amount not to exceed $5,000,000 at any time outstanding.

10.9 Liens. Not, and not permit any Subsidiary to, create, assume or suffer to exist (upon the happening of a contingency or otherwise) any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than the following (each a “Permitted Lien”):

(a) Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;

(b) other statutory Liens, including Liens of carriers, warehousemen, mechanics, repairmen, materialmen and landlords, (i) that are incidental to the conduct of its business or the ownership of its property and assets and are incurred in the ordinary course of business, (ii) so long as where the obligations secured thereby are not yet due or are being actively contested in good faith, (iii) for which adequate reserves have been established in accordance with GAAP, (iv) that do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business, and (v) that were not incurred in connection with the borrowing of money or the obtaining of advances or credit;

(c) Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to a Loan Party;

(d) purchase money Liens on fixed assets securing Debt and Capitalized Lease Obligations permitted under Section 10.8(b); provided that any such Lien (i) is limited to the purchase price of the applicable assets or the cost of the improvements financed by such Debt or Capitalized Lease Obligations, (ii) only attaches to the property being acquired or leased with, or the cost of the improvements financed by, such Debt or Capitalized Lease Obligations and (iii) attached to such property concurrently with or within 90 days after the acquisition (or completion of construction or improvement) or refinancing thereof;

(e) Liens arising under the Loan Documents;

(f) Liens existing on the Effective Date and set forth on Schedule 10.9 and replacements, extensions, renewals, refundings or refinancings thereof, but only to the extent that the principal amount of obligations secured thereby shall not be increased from the amount outstanding on the Effective Date;

(g)(i) zoning restrictions, easements, rights of way, covenants, reservations, licenses, encroachments, variations or other minor defects or irregularities in title of, or affecting the use of, real property owned or leased by the Borrower or any Subsidiary that do not secure monetary obligations and are not interfering in any material respect with the use of such property in the ordinary conduct of the business of the Borrower or any Subsidiary, (ii) building codes and other land use laws regulating the use or occupancy of Owned Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Owned Real Property which are not violated by the current use or occupancy of such Owned Real Property or the operation of the business of the Borrower and its Subsidiaries, and (iii) any other Lien or exception to coverage described in mortgagee policies of title insurance issued in favor of and accepted by the Collateral Agent with respect to any Owned Real Property;

(h) Liens arising in connection with any judgment that is not an Event of Default or Unmatured Event of Default hereunder;

(i)(i) non-exclusive licenses, non-exclusive sublicenses, leases or subleases granted by the Borrower or its Subsidiaries to other Persons not materially interfering with the conduct of the business of the Borrower or its Subsidiaries, provided that with respect to any lease or sublease, unless the Collateral Agent shall have given its prior written consent to such lease or sublease, such lease or sublease shall be expressly subordinated to the security interest of the

Collateral Agent in the related property, and (ii) any interest or title of a lessor, sublessor or licensor under any lease or license agreement permitted by this Agreement to which the Borrower or its Subsidiaries is a party;

(j) Liens arising from precautionary UCC financing statement filings regarding operating leases permitted hereunder;

(k) statutory and common law landlords’ liens under leases to which the Borrower or its Subsidiaries is a party; provided that such liens for material leases are subordinate to all liens in favor of the Collateral Agent;

(l)(A) Liens (other than Liens imposed under ERISA) incurred (including deposits made) in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and other types of social security and (B) Liens (including deposits made) securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practices (exclusive of obligations in respect of the payment for borrowed money), provided that the aggregate amount of all cash and the fair market value of all other property subject to all Liens permitted by this sub-clause (B) shall not at any time exceed $10,000,000;

(m) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower or its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(n) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements; and

(o) Liens securing Debt permitted by Section 10.8(h) so long as such Lien was not created at the time of or in contemplation of such acquisition;

(p) additional Liens of the Borrower or any Subsidiary not otherwise permitted by this Section 10.9 that (w) were not incurred in connection with borrowed money, (x) do not encumber any assets of the Borrower or its Subsidiaries, the fair market value of which exceeds the amount of the Indebtedness or other obligations secured by such assets, (y) do not materially impair the use of such assets in the operation of the business of the Borrower or such Subsidiary and (z) do not secure obligations in excess of $5,000,000 in the aggregate for all such Liens at any time.

10.10 No Negative Pledges. Not, and not permit any Subsidiary to, enter into any contract or agreement that would prohibit the Administrative Agent, the Collateral Agent or the Lenders from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any property or assets of the Borrower or any Subsidiary; provided that this Section 10.10 shall not prohibit any contract or agreement entered into in connection with the issuance of any Debt that is permitted solely by Section 10.8(b) or (i) to finance the purchase, lease or improvement of fixed assets that prohibits Liens solely on such fixed assets.

10.11 Regulations T, U and X. Not, and not permit any Subsidiary to, purchase or otherwise acquire any Margin Stock.

10.12 Investments, Loans and Guaranties. Not, and not permit any Subsidiary to, (a) create, acquire or hold any Subsidiary, (b) make or hold any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership, (d) make or keep outstanding any advance or loan to any Person (other than accounts receivable arising in the ordinary course of business), or (e) incur any Guaranty Obligation, other than, with respect to any of clauses (a) through (e):

(i) any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or a similar transaction in the normal course of business;

(ii) Cash Equivalents;

(iii) Debt permitted under Section 10.8(d) or (g);

(iv)(A) the holding of each of the Subsidiaries listed on Schedule 9.1, (B) the creation, acquisition and holding of any new Subsidiary after the Effective Date so long as such new Subsidiary shall have been created, acquired or held in accordance with the terms and conditions of this Agreement (including Section 10.14) and (C) the making of equity investments in any Subsidiary described in clause (A) or (B);

(v) any Permitted Acquisition;

(vi) extensions of trade credit, prepaid expenses, the purchase of inventory, supplies, equipment and other assets, in each case by the Borrower or its Subsidiaries in the ordinary course of business and consistent with past practice;

(vii) investments (including loans) existing as of the Effective Date and described in Schedule 10.12;

(viii) unsecured Hedging Agreements entered into with Green Plains Commodity Management LLC so long as such Hedging Agreement shall have been entered into in the ordinary course of business and not for speculative purposes; and

(ix) other investments, advances, loans and Guaranty Obligations (including joint ventures) in an aggregate amount not exceeding $5,000,000 at any time outstanding.

10.13 Merger and Sale of Assets. Not, and not permit any Subsidiary to, merge, amalgamate or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets to any Person, other than in the ordinary course of business, including sales of inventory, except that if no Event of Default or Unmatured Event of Default exists or would result therefrom:

(a) the Borrower or any Subsidiary Guarantor may merge or amalgamate with any other Subsidiary Guarantor (provided that the Borrower shall be the continuing or surviving Person in any such transaction involving the Borrower);

(b) any Loan Party (other than the Parent) may merge or consolidate with another Person (that is not a Loan Party) so long as (i) such Loan Party is the surviving entity, (ii) the Parent continues to own, directly or indirectly, 100% of such Loan Party and (iii) such merger or consolidation constitutes a Permitted Acquisition;

(c) any Subsidiary (other than the Borrower) that has sold, transferred or otherwise disposed of all or substantially all of its assets in connection with an asset sale permitted under this Agreement and no longer conducts any active trade or business may be liquidated, wound up and dissolved;

(d) any Loan Party (other than the Parent) may sell, lease, transfer or otherwise dispose of any of its assets to any other Loan Party (other than the Parent);

(e) the Borrower or any Subsidiary may sell or otherwise dispose of inventory and Cash Equivalents in the ordinary course of business, grant non-exclusive licenses of intellectual property in the ordinary course of business, sell or discount past due or impaired accounts receivable for collection purposes (but not for factoring, securitization or other financing purposes), or liquidate or otherwise dispose of obsolete or worn-out property in the ordinary course of business;

(f) the Borrower or any Subsidiary may sell other assets so long as such assets (i) are sold for cash or Cash Equivalents, (ii) are sold for their fair market value and on an arms-length basis, and (iii) generate net proceeds in an amount not to exceed, when combined with all such assets disposed of in any Fiscal Year, $5,000,000; and

(g) any Subsidiary may be dissolved or otherwise cease to exist provided that all rights and interest in and to all property, assets and liabilities of such Subsidiary are assumed by or transferred to the Borrower or another Subsidiary; provided that, if the Subsidiary being dissolved is a Loan Party, all rights and interests in such Subsidiary may only be transferred to another Loan Party.

(h) provided, however that, notwithstanding the foregoing, neither Borrower nor any Subsidiary may sell, transfer or otherwise dispose of any interest in any TIF Debt.

10.14 Acquisitions. Not, and not permit any Subsidiary to, make any Acquisition other than Acquisitions that meet the following requirements (each a “Permitted Acquisition”);

(a) the business or Person to be acquired is in the same or substantially similar line of business as the Borrower and has its primary operations located in the United States;

(b) if such Acquisition is structured as a merger involving the Borrower or a Subsidiary Guarantor, the Borrower or such Subsidiary Guarantor shall be the surviving entity and the Borrower or such Subsidiary Guarantor shall acquire 100% of the acquired entity;

(c) no Event of Default or Unmatured Event of Default shall exist or result from such Acquisition;

(d) such Acquisition is not actively opposed by the Governing Body of the selling Persons or the Persons whose Equity Interests are to be acquired; and

(e) the Borrower shall have delivered to the Administrative Agent, at least 10 Business Days prior to such Acquisition, or such shorter period as the Required Lenders may consent to, (i) a certificate of a Responsible Financial Officer of the Borrower demonstrating, to the satisfaction of the Administrative Agent, (A) pro forma compliance with Section 10.7, both before (looking back four complete fiscal quarters), and after giving effect to such Acquisition, (B) after giving effect to such Acquisition, the pro forma Total Leverage Ratio is not greater than 3.00 to 1.00, and (C) after giving effect to such Acquisition, the Borrower has a pro forma cash balance of at least $15,000,000 and (ii) either (A) audited financial statements for the most recently completed fiscal year of the Person to be acquired, prepared by a nationally recognized accounting firm, or (B) the results of an audit or a due diligence review of the Person or assets to be acquired prepared by an accounting firm acceptable to the Administrative Agent.

10.15 Restricted Payments. Not, and not permit any Subsidiary to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or equity securities on account of any of its Equity Interests, (ii) purchase, redeem or otherwise acquire for value any of its Equity Interests or any warrants, rights or options to acquire with respect thereto, whether now or hereafter outstanding, or (iii) make any earn-out or similar payment (each a “Restricted Payment”); provided that:

(a) any Subsidiary may declare and make dividend payments or other distributions to the Borrower or a wholly owned Subsidiary of the Borrower; provided that any Subsidiary that is a Loan Party may only declare and make dividend payments and other distributions to another Loan Party;

(b) the Borrower may make Permitted Tax Sharing Payments to the Parent;

(c) the Borrower may (i) make corporate overhead payments to the Parent in an amount not to exceed $.025 per gallon of stated production capacity, where stated production capacity shall equal the maximum production allowed by regulation in any Fiscal Year and (ii) the reimbursement to the Parent for any payment made by the Parent for the purchase of goods or services on behalf of the Borrower in the normal course of business and allocated to the Borrower on either a direct or pro-rata basis where such amounts allocated to the Borrower are solely for the benefit of the Borrower and no other entity so long as the terms of purchase for the cost of the goods or services being reimbursed are on terms no less favorable to the Parent than terms that could have been obtained from a non-Affiliate; provided that in each case under clause (i) or (ii), no Event of Default or Unmatured Event of Default has occurred and is continuing or would exist after making such payment; and

(d) the Borrower may make Restricted Payments to the Parent (i) on or before June 30, 2014 to release earnings and excess working capital with respect to the Subsidiary Guarantors that own the Ethanol Plants and (ii) after making the Restricted Payments described in clause (i), in a total amount after the Effective Date not to exceed the total of (x) the

Borrower’s cumulative Excess Cash Flow since the Effective Date plus (y) the amount of all Specified Equity Contributions, minus (z) cumulative mandatory prepayments pursuant to Section 6.2.3(a); provided that, in each case under clause (i) or (ii), (A) after giving effect to any such Restricted Payment, the pro forma Total Leverage Ratio is not greater than 3.00 to 1.00 and the Borrower has a pro forma cash balance of at least $15,000,000 and (B) at the time of and after giving effect to any such Restricted Payment, no default under Debt of the Parent in excess of $25,000,000 in the aggregate and no Unmatured Event of Default or Event of Default has occurred and is continuing; provided, further, that with respect to clause (ii), the amount of any Restricted Payment made after the Effective Date shall be deemed to be paid first out of the amount available from Specified Equity Contributions pursuant to clause (y), if any, in the order in which such Specified Equity Contributions were made, and second, out of the amount available from the Borrower’s cumulative retained share of Excess Cash Flow pursuant to clause (x).

10.16 Environmental Compliance.

(a) Comply, and cause each Subsidiary to comply, in all material respects, with all Environmental Laws.

(b) Furnish to the Lenders, promptly after receipt thereof, a copy of any notice the Borrower or any Subsidiary receives from any Governmental Authority, private Person or otherwise that any material litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against the Borrower or such Subsidiary, any real property in which the Borrower or any Subsidiary holds any interest or any past or present operation of the Borrower or any Subsidiary.

(c) Not, and not permit any Subsidiary to, allow the release or disposal of Hazardous Materials on, under or to any real property in which the Borrower or any Subsidiary holds any ownership interest or performs any of its operations, in material violation of any Environmental Law.

(d) Keep all property in which the Borrower or any Subsidiary holds any ownership interest free and clear of all Liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of the Borrower or any other Person.

(e) As used in this Section, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any Governmental Authority, private Person or otherwise.

10.17 Affiliate Transactions. Not, and not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a Loan Party) on terms that shall be less favorable to the Borrower or such Subsidiary than those that might be obtained at the time in a transaction with a non-Affiliate.

10.18 Use of Proceeds. Use, and cause any Subsidiary to use, the proceeds of (a) the Loans solely (i) to refinance the Debt to be Repaid, (ii) to make a one-time dividend to the Parent; and (iii) fund certain fees and expenses incurred in connection with this Agreement.

10.19 Further Assurances.

(a) Take, and cause each Subsidiary to take, such actions as are reasonably necessary (including the execution and delivery of such security agreements, mortgages, deeds of trust, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, certificates, assurances and other instruments as the Administrative Agent, the Collateral Agent or the Required Lenders may reasonably request from time to time) in order (i) to ensure that (x) the obligations of the Borrower hereunder and under the other Loan Documents are secured by substantially all of the assets of the Borrower (subject to such exceptions as are expressly set forth in the Loan Documents or agreed to with the prior written consent of the Required Lenders) and guaranteed by all Subsidiaries of the Borrower (including, promptly upon the acquisition or creation thereof, any Subsidiary created or acquired after the date hereof), (y) the obligations of each Subsidiary Guarantor under the applicable Guaranty are secured by substantially all of the assets of such Subsidiary Guarantor (subject to such exceptions as are expressly set forth in the Loan Documents or agreed to by the Required Lenders) and (z) the obligations of the Parent under the applicable Guaranty are secured by a pledge of all of the Parent’s Equity Interests in the Borrower, (ii) to perfect and maintain the validity, perfection and priority of the Liens intended to be created by the Collateral Documents and (iii) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Agents and the Lenders the rights granted or now or hereafter intended to be granted to the Agents and the Lenders under any Loan Document or under any other document executed in connection therewith. Any mortgage delivered pursuant to this Section 10.19 after the Effective Date shall comply with the requirements set forth in Section 11.1.5 and the Loan Parties shall deliver such other documents specified in such Section in connection therewith.

(b) Cause operating accounts of the Borrower and its Subsidiaries for which the average daily balance exceeds $250,000 to be subject to account control agreements reasonably satisfactory to the Collateral Agent.

(c) Not, and not permit any other Loan Party to, enter into any lease of real property after the date hereof without using reasonable commercial efforts to obtain a leasehold mortgage and a landlord consent, in form and substance reasonably satisfactory to the Collateral Agent.

(d) Deliver to the Collateral Agent security interest agreements with respect to (i) any patent or trademark of the Borrower or its Subsidiaries in appropriate form for filing in the U.S. Patent and Trademark Office and (ii) any copyright of the Borrower or its Subsidiaries in appropriate form for filing in the U.S. Copyright Office.

(e) In the event the Borrower or any Subsidiary acquires any interest in real property, fixtures or any other property that is of the kind or nature described in any Mortgage and such real property, fixtures or other property is adjacent to, contiguous with or necessary or related to or used in connection with any interest in real property then subject to such Mortgage, then, without limiting any rights of any Agent or any Lender, or duties or obligations of the Borrower or any Subsidiary, promptly upon the Collateral Agent’s request, the Borrower or such Subsidiary, as applicable, shall execute and deliver to the Collateral Agent a mortgage, deed of trust or deed to secure debt, as the Collateral Agent may determine, in form and substance reasonably satisfactory to the Collateral Agent and in form appropriate for recording in the real estate records of the jurisdiction in which such interest in real property or other property is located, granting to the Collateral Agent a first and only lien and mortgage on and security interest in such interest in real property, fixtures or other property (except for the Permitted Liens) and such other agreements, documents and instruments as the Collateral Agent may require in connection therewith.

(f) Until the Bluffton Revenue Bonds are cancelled and repaid in full, maintain a separate deposit account in which $14,000,000 of the proceeds of the Loans will be deposited and use such proceeds solely to redeem and repay the Bluffton Revenue Bonds, which deposit account shall be subject to a control agreement in favor of the Collateral Agent.

(g) Until the Guaranty Agreement in favor of First National Bank of Omaha described in Section 10.8(i) is terminated, maintain a separate deposit account, subject to a control agreement in favor of the Collateral Agent, in which $26,000,000 will be deposited by the Parent and such funds shall be used solely to repay in full the debt guaranteed by such Guaranty Agreement.

(h) Within 30 days after the Effective Date, the accounts of Green Plains Bluffton LLC at Home Federal Bank will be closed and all amounts held in such accounts will be transferred to accounts that are subject to account control agreements (to the extent required by Section 10.19(b)).

(i) Within 45 days after the Effective Date, Green Plains Atkinson shall (i) become a party to the Security Agreement, (ii) execute and deliver a Mortgage and all other documents required by Section 11.1.5, (iii) take such actions as are reasonably necessary (including the execution and delivery of such security agreements, mortgages, deeds of trust, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, certificates, assurances and other instruments as the Administrative Agent, the Collateral Agent or the Required Lenders may reasonably request from time to time) to ensure that the obligations of Green Plains Atkinson under the Loan Documents are secured by substantially all of the assets of Green Plains Atkinson and (iv) deliver an opinion of counsel in form and substance satisfactory to the Agents and the Lenders.

(j) Within 10 Business Days after the Effective Date, the Borrower shall provide the Collateral Agent with evidence that the Collateral Agent has been named as a lender’s loss payee and that the Administrative Agent, the Collateral Agent and the Lenders have been named as additional insured, as applicable, on all insurance policies.

(k) The Borrower and the Subsidiary Guarantors agree to perform on or before the deadlines set forth in Schedule 10.19 the items listed with respect to the real property Collateral.

(l) Not later than 60 days after the Effective Date, Green Plains Ord LLC shall with respect to the TIF Debt issued with respect to its ethanol plant either (i) obtain from the Community Development Agency of the City of Ord, Nebraska, a written consent, reasonably satisfactory to the Collateral Agent, to the Collateral Documents entered into by Green Plains Ord LLC or (ii) prepay or purchase all such TIF Debt not owned by it on the date hereof.

10.20 Restrictive Agreements. Except as set forth in this Agreement and the other Loan Documents, not, and not permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any

Subsidiary to (a) make, directly or indirectly, loans or advances or capital contributions to the Parent or the Borrower or (b) transfer, directly or indirectly, any of the properties or assets of such Subsidiary to the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary non-assignment provisions in licenses, leases or other agreements entered into in the ordinary course of business and consistent with past practices, (iii) restrictions on the transfer of any asset pending the close of the sale of such asset or (iv) customary restrictions on transfer of any asset in security agreements, or mortgages or Capital Leases securing Debt permitted hereunder to the extent such restrictions only restrict the transfer of the property subject to such security agreement, mortgage or Capital Lease.

10.21 Amendment of Organizational Documents and Specified Agreements. (a) Not, and not permit any Subsidiary to, amend its Organizational Documents to change its name or jurisdiction of organization, or otherwise amend its Organizational Documents in any manner adverse, or that could reasonably be expected to be adverse, to the Lenders, without the prior written consent of the Administrative Agent.

(b) Not, and not permit any Subsidiary to, directly or indirectly, amend, supplement, restate or otherwise modify the intercompany agreements set forth on Schedule 9.21(b) in any manner that is adverse, or that could reasonably be expected to be adverse, to the Lenders without the prior written consent of the Administrative Agent.

(c) Not directly or indirectly amend, supplement, restate or otherwise modify the agreements related to the Permitted Tax Sharing Payments certified on the Effective Date pursuant to Section 11.1.18.

10.22 Inspection Rights, etc. Permit, and cause each Subsidiary to permit, any Agent or any Lender by or through any of its officers, agents, employees, attorneys, or accountants to (a) examine, inspect and make extracts from the books and other records, including the tax returns, of the Borrower and its Subsidiaries, upon reasonable prior notice and during normal business hours; provided, that when an Event of Default or Unmatured Event of Default exists any Agent or any Lender (or any of their respective representatives) may do any of the foregoing without advance notice, (b) during the continuance of an Event of Default, arrange for verification of the accounts of the Borrower and its Subsidiaries, under reasonable procedures, (c) examine and inspect the Borrower’s and its Subsidiaries’ inventory, equipment and other assets, wherever located; provided, that when an Event of Default or Unmatured Event of Default exists any Agent or any Lender (or any of their respective representatives) may do any of the foregoing without advance notice; and (d) conduct an environmental assessment and/or audit of any facility or site owned or operated by the Borrower or any Subsidiary upon reasonable prior notice and during normal business hours; provided, that when an Event of Default or Unmatured Event of Default exists any Agent or any Lender (or any of their respective representatives) may do any of the foregoing without advance notice; provided, further, that unless an Event of Default or Unmatured Event of Default exists, not more than one environmental assessment and/or audit per calendar year may be conducted for each such facility or site.

10.23 Compliance with Law; Licenses. Comply, and cause each Subsidiary to comply, in all material respects with all Federal, state, local or foreign applicable statutes, rules, regulations and orders, including those relating to terms and conditions of employment, labor relations and collective bargaining, wages and hours, leave laws, workers’ compensation, unemployment compensation, immigration, income tax, notice for plant closings and mass layoffs, occupational safety and health, and equal employment practices.

10.24 Operating Lease Obligations. After the Effective Date, create or suffer to exist any obligations for the payment of rent for any property under an operating lease, except operating leases with respect to which the Borrower and its Subsidiaries incur rental and related expenses during any Fiscal Year, in an annual amount of not more than $1,000,000.

10.25 Additional Subsidiaries. Without limiting Section 10.19, notify the Administrative Agent at the time that any Person becomes either a direct or indirect Subsidiary of the Borrower, and promptly thereafter (and in any event within 45 days), cause such Person to (a) become a party to the applicable Guaranty, the Security Agreement and (to the extent it owns equity interests) the Pledge Agreement by executing and delivering to the Collateral Agent supplements thereto, and take such actions, if any, as are necessary to cause the Equity Interests of such Subsidiary to be pledged to the Collateral Agent pursuant to the Pledge Agreement; and (b) deliver to the Collateral Agent documents related to collateral, including documents of the types referred to in Sections 11.1.9 through 11.1.12 and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Required Lenders.

10.26 Anti-Money Laundering and Anti-Terrorism Finance Laws; Foreign Corrupt Practices Act; Sanctions Laws.

(a) The Borrower will not, directly or indirectly, use the proceeds of the Loan hereunder, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, a Sanctioned Person or Sanctioned Country, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the loan hereunder, whether as underwriter, advisor, investor, or otherwise).

(b) The Borrower covenants that it will, and will cause its Subsidiaries to (i) maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, any Person that is an Affiliate of the Borrower, including its Subsidiaries, and, to the extent commercially reasonable, its agents with anti-bribery, anti-corruption and anti-money laundering laws and applicable Sanctions and (ii) ensure at all times the truth and accuracy of the representations and warranties, and adherence to, the covenants, set forth in Sections 9.22, 9.24 and 10.26(a).

SECTION 11 EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

11.1 Effectiveness. The obligation of each Lender to make Loans shall become effective, and the Lenders shall make the Loans, on the date (the “Effective Date”; references in this Agreement to events or conditions as of the Effective Date are, unless otherwise specified, as of the Effective Date substantially concurrently with the consummation of each of the transactions contemplated hereby) on which the Administrative Agent shall have received all of the following, each duly executed and dated a date satisfactory to the Administrative Agent and

BMO Capital Markets and each in form and substance satisfactory to the Administrative Agent and BMO Capital Markets, in its capacity for this Section 11 as Joint Lead Arranger:

11.1.1 Fees and Expenses. All amounts that are then due and payable pursuant to Section 5 and (to the extent billed at least one Business Day prior to the Effective Date) Section 14.5.

11.1.2 Security Agreement. The Security Agreement executed and delivered by the Borrower and each Subsidiary Guarantor (other than Green Plains Atkinson).

11.1.3 Pledge Agreements. The Pledge Agreement executed and delivered by the Parent and each other Loan Party that owns any Equity Interests, together with original certificates (if any) representing the Equity Interests to be pledged thereunder and corresponding stock or other powers executed in blank.

11.1.4 Guaranty. The Guaranties executed and delivered by the Guarantors.

11.1.5 Real Property. Mortgages covering the Owned Real Properties identified on Schedule 9.5 (other than property owned by Green Plains Atkinson) duly executed by the appropriate Loan Party, together with:

(a) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form reasonably acceptable to the Collateral Agent and BMO Capital Markets and otherwise suitable for filing or recording in all filing or recording offices that the Collateral Agent and BMO Capital Markets may deem reasonably necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Collateral Agent for the benefit of the Lenders and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid;

(b)(i) for each of the properties described in the Mortgages, a commitment for an American Land Title Association (“ALTA”) Loan Title Insurance Policy, 2006 (or the equivalent thereof; each a “Title Commitment”), issued by an insurer reasonably acceptable to the Collateral Agent and BMO Capital Markets, insuring the Collateral Agent’s Lien on such property, which policy shall be in an amount not less than 100% of the reasonably estimated fair market value of such property and shall contain customary endorsements and exceptions to coverage reasonably acceptable to the Collateral Agent and BMO Capital Markets; (ii) copies of all material documents of record concerning such property as shown on the title insurance commitment referred to above; and (iii) customary flood searches (conforming with the Flood Disaster Protection Act of 1973 or any other applicable law) relative to each such property (which requirement may be satisfied by the surveys referred to below in (c)), and if indicated by such searches, a flood insurance policy covering which policy shall be reasonably acceptable to the Collateral Agent and BMO Capital Markets, or confirmation that such a policy is not required by;

(c) ALTA/American Congress on Surveying and Mapping form surveys for each of the properties described in the Mortgages, reasonably acceptable to the Collateral Agent and BMO Capital Markets, for which all necessary fees (where applicable) have been paid at or prior to closing, by a land surveyor duly registered and licensed in the

States in which the property described in such surveys is located and acceptable to the Collateral Agent and BMO Capital Markets, reflecting all recorded items shown in the Title Commitments, the flood zone status (and boundaries, if applicable) of the property, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Collateral Agent and BMO Capital Markets;

(d) a Phase I Environmental Site Assessment, in each case certified to the Collateral Agent (which may be accomplished by reliance letters), which reports and assessments must, in the opinion of the Collateral Agent and BMO Capital Markets, be reasonably current, as to the properties described in the Mortgages, from professional firms acceptable to the Collateral Agent and BMO Capital Markets;

(e) evidence of the insurance required by the terms of Section 10.1;

(f) evidence that all other action that the Collateral Agent and BMO Capital Markets may deem reasonably necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken;

(g) lender’s polices of title insurance reflecting the comments of the Collateral Agent to the Title Commitments insuring that valid first and subsisting Liens on the property described in the Mortgages have been taken, a reading by the title insurer of the surveys and containing such customary endorsements thereto as the Collateral Agent shall reasonably require;

(h) an environmental indemnity agreement executed and delivered by each Loan Party; and

(i) such other documents related to interests in real property held by the Borrower and its Subsidiaries as the Collateral Agent and BMO Capital Markets may reasonably require.

11.1.6 Intellectual Property. Security interest agreements executed by the Borrower and any applicable Subsidiary Guarantor to (a) any patent or trademark of the Borrower or its Subsidiaries in appropriate form for filing in the U.S. Patent and Trademark Office and (b) any copyright of the Borrower or its Subsidiaries in appropriate form for filing in the U.S. Copyright Office.

11.1.7 Liens on Collateral. Evidence that all filings necessary to perfect the Collateral Agent’s Lien on the Collateral have been (or concurrently with the initial Credit Extension will be) duly made and the Collateral Agent shall have a first priority perfected security interest in the Collateral, subject to Permitted Liens.

11.1.8 UCC Search Results; Payoff Letters. Certified copies of Uniform Commercial Code search reports dated a date reasonably near to the Effective Date, listing all effective financing statements that name any Loan Party (under its present name and any previous names) as debtor, together with (a) copies of such financing statements, (b) payoff letters evidencing repayment in full of all Debt to be Repaid (other than the Bluffton Revenue Bonds), the termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing and (c) such Uniform Commercial Code termination statements as the Administrative Agent and BMO Capital Markets may reasonably request.

11.1.9 Resolutions. Certified copies of resolutions of the Governing Body of each Loan Party authorizing or ratifying the execution, delivery and performance by such Person of each Loan Document to which it is a party.

11.1.10 Consents, etc. Certified copies of all documents evidencing any necessary corporate (or other similar) action, consents and governmental approvals (if any) required for the execution, delivery and performance by each Loan Party of the documents referred to in this Section 11.

11.1.11 Incumbency and Signature Certificates. A certificate of the Secretary or an Assistant Secretary of each Loan Party as of the Effective Date certifying the names of the officer or officers of such entity authorized to sign the Loan Documents to which such entity is a party, together with a sample of the true signature of each such officer (it being understood that the Administrative Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein).

11.1.12 Organization Documents; Good Standing. Each of the following documents:

(a) the articles or certificate of formation (or similar charter document) and the bylaws (or similar governing documents) of each Loan Party as in effect on the Effective Date, certified by the Secretary or an Assistant Secretary or a similar officer of such Loan Party as of the Effective Date;

(b) a good standing certificate or certificate of status for each Loan Party from the Secretary of State (or similar, applicable Governmental Authority) of its jurisdiction of formation; and

(c) such other documents and information that any Lender may request to comply with applicable bank regulatory requirements under “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

11.1.13 Confirmatory Certificate. A certificate of a Responsible Officer of the Borrower as of the Effective Date certifying as to the matters set forth in Sections 9.12, 9.13, 11.1.22 and 11.1.23.

11.1.14 Opinion Letters. An opinion letter of Husch Blackwell LLP, counsel to the Loan Parties addressed to the Lenders and the Agents.

11.1.15 Financial Information. The following financial information: (a) the annual audited financial statements for the Parent and its Subsidiaries on a consolidated basis for Fiscal Year 2011, Fiscal Year 2012 and Fiscal Year 2013 and unaudited quarterly financial statements for such periods, in each case consisting of a balance sheet and statements of income and cash flows; (b) unaudited consolidated financial statements of the Borrower on a pro forma basis as if the Borrower had as its subsidiaries the Subsidiary Guarantors as of December 31, 2013 and as five-year pro-forma projected financial statements and (c) a closing balance sheet adjusted to give effect to the transactions contemplated by this Agreement.

11.1.16 Insurance. Evidence of the existence of insurance required to be maintained pursuant to Section 10.1, other than evidence that the Collateral Agent has been named as a lender’s loss payee and that the Administrative Agent, the Collateral Agent and the Lenders have been named as additional insured, as applicable, on all insurance policies.

11.1.17 No Material Adverse Effect. (i) Since December 31, 2013, there shall have been no event that constitutes or would reasonably be expected to have a Material Adverse Effect and (ii) there shall not be any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect.

11.1.18 Tax Sharing Agreement. A certified copy of all agreements related to the Permitted Tax Sharing Payments.

11.1.19 Intercompany Agreements. A certified copy of all agreements set forth on Schedules 9.21(a) and 9.21(b).

11.1.20 Flow of Funds Memorandum. A fully executed flow of funds memorandum.

11.1.21 Other. Such other documents as the Administrative Agent, the Collateral Agent or any Lender may reasonably request.

11.1.22 Representations and Warranties. The representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct.

11.1.23 No Event of Default. No Event of Default or Unmatured Event of Default shall exist before or after giving effect to this Agreement and the Credit Extensions made hereunder.

11.1.24 Deposit Accounts. (a) Form the deposit accounts described in Sections 10.19(f) and (g) and enter into control agreements with respect to such accounts, which agreements shall be in form and substance satisfactory to the Agents and the Arrangers and (b) with respect to the deposit account described in Section 10.19(g), the Parent shall have deposited $26,000,000 in such account.

11.1.25 Release of Green Plains Atkinson Guaranty. A letter from Macquarie Bank Limited releasing Green Plaints Atkinson from its obligations under the Guaranty dated as of November 27, 2013 by the Parent, Green Plains Atkinson and Green Plains Commodities LLC in favor of Macquarie Bank Limited, which release shall be effective immediately upon termination of the Guaranty dated as of November 27, 2013 by the Parent, Green Plains Atkinson and Green Plains Commodities LLC in favor of First National Bank of Omaha.

SECTION 12 EVENTS OF DEFAULT AND THEIR EFFECT.

12.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

12.1.1 Non-Payment. Any Loan Party fails to make (a) when and as required to be made herein, any payment of principal of any Loan or (b) within three Business Days after the same becomes due, payment of any interest, fee or other amount payable hereunder or under any other Loan Document.

12.1.2 Representation or Warranty. Any representation or warranty by any Loan Party made or deemed made herein or in any other Loan Document, or that is contained in any certificate, document or financial or other statement by any Loan Party or any Responsible Officer thereof furnished at any time under this Agreement or any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made.

12.1.3 Specific Defaults. Failure by the Borrower or any Subsidiary to comply with or to perform any covenant set forth in Section 10.3, 10.5(a), 10.7 through 10.15, 10.17, 10.18, 10.19, 10.20, 10.21, 10.22, 10.25 or 10.26.

12.1.4 Other Defaults. The Borrower or any Subsidiary fails to perform or observe any term or covenant contained in this Agreement (other than those specified in Sections 12.1.1 through 12.1.3 above) or any other Loan Document to which it is a party, and such default shall continue unremedied for a period of 30 days after the occurrence thereof.

12.1.5 Cross-Acceleration. The Parent (a) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) with respect to Debt in excess of $25,000,000 in the aggregate or (b) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, with respect to any such Debt, and such failure, event or condition causes such Debt to be declared to be due and payable prior to its stated maturity or cash collateral in respect of such Debt to be demanded.

12.1.6 Cross-Default. The Borrower or any Subsidiary (a) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) or (b) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any debt instrument (other than any note payable to the Borrower or any Subsidiary), lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing Debt, and such failure, event or condition continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of the Debt thereunder (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Debt to be declared to be due and payable prior to its stated maturity or cash collateral in respect of such Debt to be demanded; provided that in any such case the aggregate amount of such Debt exceeds $2,500,000.

12.1.7 Insolvency; Voluntary Proceedings. Any Loan Party (a) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise;

(b) voluntarily ceases to conduct its business in the ordinary course (other than as contemplated by Section 10.13); (c) commences any Insolvency Proceeding with respect to itself; or (d) takes any action to effectuate or authorize any of the foregoing.

12.1.8 Involuntary Proceedings. (a) Any involuntary Insolvency Proceeding is commenced or filed against any Loan Party, or any writ, judgment, warrant of attachment, execution or similar process is issued or levied against a substantial part of any Loan Party’s properties, and such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (b) any Loan Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (c) any Loan Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor) or similar Person for itself or a substantial portion of its property or business.

12.1.9 ERISA. The occurrence of one or more ERISA Events that, either individually or in the aggregate, (a) have had or could reasonably be expected to have a Material Adverse Effect or (b) result in a Lien on any of the assets of any Loan Party.

12.1.10 Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against any Loan Party involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), as to any single or related series of transactions, incidents or conditions, of $10,000,000 or more, and the same shall remain unvacated and unstayed pending appeal for a period of 30 days after the entry thereof.

12.1.11 Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against any Loan Party that has had or could reasonably be expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

12.1.12 Change in Control. Any Change in Control occurs.

12.1.13 Invalidity of Loan Documents; Collateral.

(a) Any material provision of any Loan Document to which a Loan Party is a party shall for any reason cease to be valid and binding on or enforceable against such Loan Party (other than as a result of a transaction permitted hereunder), or any Loan Party (or any Person by, through or on behalf of such Loan Party) shall so state in writing, shall bring an action to limit its obligations or liabilities thereunder or shall deny that it has any further liability thereunder.

(b) Any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid Lien in favor of the Collateral Agent on behalf of the Lenders on property that is intended to be Collateral and (ii) has a collective value in excess of $5,000,000 (“Material Property”); or any Lien of the Collateral Agent on behalf of the Lenders on Material Property shall for any reason cease to be, or shall be asserted by any Loan Party not to be, a perfected and first priority Lien (subject only to Permitted Liens).

12.2 Effect of Event of Default. If any Event of Default described in Section 12.1.7 or 12.1.8 shall occur, the Loans and all other obligations hereunder shall become immediately due and payable, without presentment, demand, protest or notice of any kind; and if any other Event of Default shall occur and be continuing, the Administrative Agent may (and upon written request of the Required Lenders shall) declare all Loans and all other obligations hereunder to be due and payable, whereupon all Loans and all other obligations hereunder shall become immediately due and payable without presentment, demand, protest or notice of any kind. The Administrative Agent shall promptly advise the Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration. Without limiting the foregoing provisions of this Section 12.2, if an Event of Default exists, the Administrative Agent or the Collateral Agent may exercise all rights and remedies available upon an Event of Default pursuant to the any Collateral Document, any other Loan Document and applicable law.

SECTION 13 THE AGENTS.

13.1 Appointment and Authorization of Administrative Agent. Each Lender hereby irrevocably designates and appoints BNP Paribas as the Administrative Agent under the Loan Documents and hereby authorizes the Administrative Agent, in such capacity, to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Lenders expressly agree that, notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent is not acting as a fiduciary of any Lender in respect of the Loan Documents, any Loan Party or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any Lender except as expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

13.2 Appointment and Authorization of Collateral Agent. Each Lender hereby irrevocably designates and appoints BNP Paribas as the Collateral Agent under the Loan Documents and hereby authorizes the Collateral Agent, in such capacity, to take such action as Collateral Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Collateral Agent by the terms thereof, including acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers as are reasonably incidental thereto. The Lenders expressly agree that, notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent is not acting as a fiduciary of any Lender in respect of the Loan Documents, any Loan Party or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Collateral Agent or any Lender except as expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Collateral Agent.

13.3 Consultation with Experts. Each Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall be entitled to advice of such counsel, accountants or experts concerning all matters pertaining to any of its duties under this Agreement and the other Loan Documents. No Agent shall be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

13.4 Liability of Administrative Agent; Credit Decision. No Agent-Related Person shall be liable for any action taken or not taken by it in connection with the Loan Documents: (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. No Agent-Related Person shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any recital, statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Loan, or contained in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document; (ii) the performance or observance of any of the covenants or agreements of any Loan Party contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 11, except receipt of items required to be delivered to such Agent; (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectability hereof or of any other Loan Document or of any other documents or writings furnished in connection with any Loan Document or of any Collateral; or (v) any failure of any Loan Party to perform its obligations hereunder or under any other Loan Document; and the Agents make no representation of any kind or character with respect to any such matter mentioned in this sentence. No Agent-Related Person shall be under any obligation to any Lender to inspect the properties, books or records of any Loan Party. Each Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys in fact and shall not be answerable to any Lender, any Loan Party or any other Person for the default, negligence or misconduct of any such agents or attorneys in fact selected with reasonable care. The Agents shall not incur any liability by acting in reliance upon (x) any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, e-mail, telex or teletype message, statement, order or other document or conversation believed by it to be genuine or to be sent by the proper party or parties or (y) advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by an Agent. In particular and without limiting any of the foregoing, the Agents shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents. The Administrative Agent may deem and treat the payee of any obligation owing under a Loan Document as the holder thereof for all purposes until written notice of assignment, negotiation or transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent.

13.5 Action by Agents. If the Administrative Agent receives from the Borrower a notice of an Event of Default pursuant to Section 10.3(f), the Administrative Agent shall promptly give each Lender notice thereof. The obligations of the Agents under the Loan Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Event of Default or Unmatured Event of Default, except as expressly provided in Section 12.2, and the Collateral Agent shall not be required to take any action hereunder, except as directed by the Administrative Agent. Upon the occurrence of an Event of Default, the Administrative Agent shall direct the Collateral Agent take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders. Unless and until the Required Lenders give such direction, either Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of the

Lenders. In no event, however, shall either Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Agents shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives such advice or concurrence of the Required Lenders as it deems appropriate and any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Event of Default or Unmatured Event of Default exists unless notified in writing to the contrary by the Collateral Agent, a Lender or a Loan Party, and the Collateral Agent shall be entitled to assume that no Event of Default or Unmatured Event of Default exists unless notified in writing to the contrary by the Administrative Agent, a Lender or a Loan Party. No Agent shall be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default hereunder unless such Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”. Each Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as shall be reasonably directed by the Required Lenders; provided, that unless and until the Agents shall have received such directions, each Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable in the best interests of the Lenders. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and other holders of obligations under or supported by the Loan Documents.

13.6 Non Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that no Agent nor any of their respective officers, directors, employees, agents, attorneys in fact or Affiliates has made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of any Loan Party or any audit, shall be deemed to constitute any representation or warranty by such Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries and made its own decision to extend credit to the Borrower hereunder and enter into this Agreement. Each Lender also represents that it shall, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent hereunder or under the other Loan Documents, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party which may come into the possession of such Agent or any of its respective officers, directors, employees, agents, attorneys in fact or Affiliates. Each Lender assumes the responsibility of keeping itself informed at all times.

13.7 Agents and Their Affiliates. The Agents shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise or refrain from exercising such rights and power as though it were not an Agent, and to the extent that the Administrative Agent or Bank of Montreal makes and has any Loans outstanding under this Agreement, the terms “Lender” and “Lenders” shall include the Administrative Agent or Bank of Montreal in its individual capacity. The Agents and their respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Loan Parties and their Affiliates as if it were not an Agent under the Loan Documents.

13.8 Indemnity. The Lenders agree to indemnify each Agent-Related Person in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentages in effect on the date on which indemnification is sought, from and against any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Agent-Related Person’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. The obligations of the Lenders under this Section shall survive the termination of this Agreement. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent or the Collateral Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Administrative Agent or the Collateral Agent by any Lender arising outside of this Agreement and the other Loan Documents.

13.9 Resignation of Administrative Agent and Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent with the prior written consent of the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned, and shall not be required during the existence of an Event of Default or Unmatured Event of Default). If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, in its sole discretion, either continue to act as Administrative Agent hereunder and under the Loan Documents or assign all of its rights and delegate all of its obligations hereunder and under the Loan Documents to the Required Lenders. Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Loan Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent thereunder, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans or other Obligations. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 13 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent and shall survive the payment of the Loans and other Obligations and termination of this Agreement, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor. If the Administrative Agent resigns and no successor is appointed within 45 days, the rights and obligations of such Administrative Agent shall be automatically assumed by the Required Lenders and (i) the Borrower shall be directed to make all payments due each Lender hereunder directly to such Lender and (ii) the Administrative Agent’s rights in the Collateral Documents shall be assigned without representation, recourse or warranty to the Lenders as their interests may appear.

13.10 Resignation of Collateral Agent and Successor Collateral Agent. The Collateral Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation of the Collateral Agent, the Required Lenders shall have the right to appoint a successor Collateral Agent with the prior written consent of the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned, and shall not be required during the existence of an Event of Default or Unmatured Event of Default). If no successor Collateral Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Collateral Agent’s giving of notice of resignation, then the retiring Collateral Agent may, in its sole discretion, either continue to act as Collateral Agent hereunder and under the Loan Documents or assign all of its rights and delegate all of its obligations hereunder and under the Loan Documents to the Required Lenders. Upon the acceptance of its appointment as the Collateral Agent hereunder, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Collateral Agent under the Loan Documents, and the retiring Collateral Agent shall be discharged from its duties and obligations as Collateral Agent thereunder, without any other or further act or deed on the part of such former Collateral Agent or any of the parties to this Agreement or any holders of the Loans or other Obligations. After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Section 13 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent and shall survive the payment of the Loans and other Obligations and termination of this Agreement, but no successor Collateral Agent shall in any event be liable or responsible for any actions of its predecessor. If the Collateral Agent resigns and no successor is appointed within 45 days, the rights and obligations of such Collateral Agent shall be automatically assumed by the Required Lenders and the Collateral Agent’s rights in the Collateral Documents shall be assigned without representation, recourse or warranty to the Lenders as their interests may appear.

13.11 Authorization to Release, Subordinate or Limit Liens. The Collateral Agent is hereby irrevocably authorized by each Lender to (a) release any Lien covering any Collateral that is sold, transferred, or otherwise disposed of in accordance with the terms and conditions of this Agreement and the relevant Loan Documents (including a sale, transfer, or disposition permitted by the terms of Section 10.13 or that has otherwise been consented to in accordance with Section 14.1), (b) release or subordinate any Lien on Collateral consisting of goods financed with purchase money Debt or under a Capital Lease to the extent such purchase money Debt or Capitalized Lease Obligation, and the Lien securing such Debt or obligation, are permitted hereunder, (c) reduce or limit the amount of the Debt secured by any particular item of Collateral to an amount not less than the estimated value thereof to the extent necessary to reduce mortgage registry, filing and similar taxes, (d) release Liens on the Collateral following payment in full in cash of all outstanding obligations of the Loan Parties under the Loan Documents, (e) enter into any mortgagee waiver and consent with respect to property located on premises subject to a mortgage under the Loan Documents and owned by an entity that is not a Loan Party, (f) promptly upon delivery of a written request from the Borrower or Green Plains Bluffton LLC, release the funds held in the deposit account described in Section 10.19(f) for the purpose of repaying the Bluffton Revenue Bonds, and (g) promptly upon delivery of a written request from the Parent, release the funds held in the deposit account described in Section 10.19(g) for the purpose of repaying the Debt described in such Section 10.19(g). Upon request by the Collateral Agent at any time, the Lenders shall confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 13.11, provided, that the absence of any such confirmation for whatever reason shall not affect the Collateral Agent’s rights under this Section 13.11.

13.12 Application to Joint Lead Arrangers. The provisions of this Section 13 shall also apply to the Joint Lead Arrangers.

SECTION 14 GENERAL.

14.1 Waiver; Amendments. No delay on the part of any Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement shall be effective unless the same shall be in writing and signed and delivered by Lenders having an aggregate Applicable Percentage of not less than the aggregate Applicable Percentage expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by the Required Lenders and, in the case of an amendment or other modification, Borrower and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall (i) extend the scheduled maturity date or payment date of any principal of any Loan or extend the date for payment of any interest (other than waivers of default interest), fees or prepayment premiums on any Loan payable hereunder, (ii) reduce the principal amount of any Loan, the rate of interest thereon (other than the waiver of default interest or the application thereof) or any fees payable hereunder, or (iii) release (x) any Guarantor from its obligations under the applicable Guaranty (other than with respect to a Guarantor which ceases to be required to provide a Guaranty as a result of a transaction permitted hereunder) or (y) all or substantially all of the Collateral, without, in the case of each of clauses (i) through (iii) above, the consent of each Lender affected thereby. No amendment, modification, waiver or consent shall (i) amend this Section 14.1 or (ii) reduce the aggregate Applicable Percentage required to effect an amendment, modification, waiver or consent or change the definition of “Required Lenders” without the consent of all Lenders. No provision of Section 13 or other provision of this Agreement affecting the Administrative Agent in its capacity as such may be amended, modified or waived without the consent of the Administrative Agent. No provision of Section 13 or other provision of this Agreement adversely affecting the Collateral Agent in its capacity as such may be amended, modified or waived without the consent of the Collateral Agent. No provision of Section 13 or other provision of this Agreement adversely affecting BMO Capital Markets, in its capacity as a Joint Lead Arranger, may be amended, modified or waived without the consent of BMO Capital Markets. Notwithstanding anything to the contrary herein, this Agreement and the other Loan Documents may be amended with the written consent of only the Administrative Agent and the Borrower to the extent necessary in order to evidence and implement any Incremental Term Loans pursuant to Section 2.3. If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by the fourth sentence of this Section 14.1, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described below in this sentence, to replace each such non-consenting Lender or Lenders with one or more Eligible Assignees as replacement Lenders, so long as at the time of such replacement, each such replacement Lender consents to the proposed change, waiver, discharge or termination.

14.2 Confirmations. The Borrower and each Lender agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Administrative Agent) the aggregate unpaid principal amount of the outstanding Loans payable by the Borrower to such Lender.

14.3 Notices. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including notice by telecopy) and shall be given to the relevant party at its address or facsimile number set forth below, or such other address or facsimile number as such party may hereafter specify by notice to the Administrative Agent and the Borrower given by nationally recognized overnight courier, by United States certified or registered mail, first class postage prepaid, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to any Lender shall be addressed to its address or facsimile number set forth on its Administrative Questionnaire; and notices under the Loan Documents to the Borrower, the Collateral Agent or Administrative Agent shall be addressed to its respective address or facsimile number set forth on Schedule 14.3.

Each such notice, request or other communication shall be effective (i) if given by facsimile, when such telecopy is transmitted to the facsimile number specified in this Section or in the relevant Administrative Questionnaire and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section or in the relevant Administrative Questionnaire; provided that any notice given pursuant to Section 2 hereof shall be effective only upon receipt.

14.4 Regulation U. Each Lender represents that it in good faith is not relying, either directly or indirectly, upon any Margin Stock as collateral security for the extension or maintenance by it of any credit provided for in this Agreement.

14.5 Costs and Expenses; Indemnification. The Borrower agrees to pay all reasonable costs and expenses of the Joint Lead Arrangers and the Agents in connection with the due diligence (including third party expenses), preparation, negotiation, syndication and administration of the Loan Documents, including the reasonable fees and disbursements of counsel to the Joint Lead Arrangers and the Agents, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein or therein are consummated, and the consummation and administration of the transactions contemplated hereby and thereby, together with any fees and charges suffered or incurred by the Joint Lead Arrangers or the Agents in connection with (x) any title insurance policies, recording and filing fees and lien searches and any liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of, any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent (including the determination of whether or not any such waiver or consent is required) under or in respect of, this Agreement, the other Loan Documents and any such other documents and (y) inspections and, to the extent reasonably required, periodic environmental audits and fixed asset appraisals; provided that so long as no Event of Default or Unmatured Event of Default exists, the Borrower shall not be required to reimburse the Joint Lead Arrangers or the Agents for more than one inspection, more than one appraisal and more than one audit in each Fiscal Year with respect to each property. The Borrower agrees to pay to the Administrative Agent, the Collateral Agent and each Lender, and any other holder of any obligations outstanding under the Loan Documents, all costs and expenses incurred or paid by the Administrative Agent, the Collateral Agent, such Lender or such holder, including attorneys’ fees and disbursements and court costs, in connection with any Event of Default or Unmatured Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the Bankruptcy Code involving any Loan Party as a debtor thereunder, or any restructuring or “work-out” related hereto and thereto). The Borrower further agrees to indemnify the Joint Lead Arrangers, the Administrative Agent, the Collateral Agent, each Lender and any security trustee therefor, and their respective directors, officers, employees, trustees, agents, financial advisors, consultants, affiliates and controlling persons (each such Person, an “Indemnitee”) against all other liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for any such Indemnitee and all reasonable expenses of litigation or preparation therefor, whether or not the Indemnitee is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby, including with respect to any recording privilege tax that may be due in connection with the recordation of any Mortgage, Security Agreement, Financing Statement and Fixture Filing, or the direct or indirect application or proposed application of the proceeds of any Loan, provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to such liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent such liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. The Borrower, upon demand by the Joint Lead Arrangers, any Agent or any Lender at any time, shall reimburse the Joint Lead Arrangers, such Agent or such Lender for any legal or other expenses (including all reasonable fees and disbursements of counsel for any such Indemnitee) incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except to the extent such expenses are directly due to the gross negligence or willful misconduct of the party seeking reimbursement or any of its directors, officers, employees, agents or other representatives. To the extent permitted by applicable law, the Borrower agrees not to assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

(b) The Borrower unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, each Indemnitee for any damages, costs, loss or expense, including response, remedial or removal costs and all fees and disbursements of counsel for any such Indemnitee, arising out of any of the following: (i) any presence, release, threatened release or disposal of any Hazardous Material by the Parent, the Borrower or any Subsidiary or otherwise occurring on or with respect to its property (whether owned or leased), (ii) the operation or violation of any Environmental Law by the Parent, the Borrower or any Subsidiary or otherwise occurring on or with respect to its property (whether owned or leased), (iii) any claim for personal injury, property damage related to the Parent, the Borrower or any Subsidiary or otherwise occurring on or with respect to its property (whether owned or leased), (iv) any claim for actual or threatened injury to, destruction of or loss of natural resources in connection with the Parent, the Borrower or any Subsidiary or otherwise occurring in connection with its property (whether owned or leased) and (v) the inaccuracy or breach of any environmental representation, warranty or covenant by the Parent, the Borrower or any Subsidiary made herein or in any other Loan Document evidencing or securing any obligation under the Loan Documents or setting forth terms and conditions applicable thereto or otherwise relating thereto. The foregoing indemnity shall survive the termination of this Agreement and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim thereunder.

14.6 Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

14.7 Assignments; Participations.

14.7.1 Assignments. Any Lender may, with the prior written consent of the Administrative Agent and the Borrower (which consents shall not be unreasonably withheld, delayed or conditioned, and shall not be required (A) in the case of the Borrower, during the existence of an Event of Default or Unmatured Event of Default or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund and (B) in the case of the Administrative Agent, in the case of the assignment to a Lender, an Affiliate of a Lender or an Approved Fund), at any time assign and delegate to one or more Eligible Assignees (any Person to whom such an assignment and delegation is to be made, an “Assignee”), all or any fraction of such Lender’s Loans in a minimum aggregate amount (in the case of an assignment to an Assignee other than a Lender hereunder or an Approved Fund) equal to the lesser of (i) the amount of the assigning Lender’s remaining Loans and (ii) other than in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, $1,000,000, or such lesser amount as the Administrative Agent and, so long as no Event of Default exists, the Borrower, may agree in their discretion); provided that 9.3.1.1 no assignment and delegation may be made to any Person if, at the time of such assignment and delegation, the Borrower would be obligated to pay any greater amount under Section 7.6 or Section 8 to the Assignee than the Borrower is then obligated to pay to the assigning Lender under such Sections (and if any assignment is made in violation of the foregoing, the Borrower will not be required to pay the incremental amounts), and (b) the Borrower and the Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Assignee until the date when all of the following conditions shall have been met:

(w) the Assignee shall have complied with the requirements set forth in Section 7.6.2, if applicable, and, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(x) five Business Days (or such lesser period of time as the Administrative Agent and the assigning Lender shall agree) shall have passed after notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee, shall have been given to the Borrower and the Administrative Agent by such assigning Lender and the Assignee;

(y) the assigning Lender and the Assignee shall have executed and delivered to the Borrower and the Administrative Agent an assignment agreement substantially in the form of Exhibit H (an “Assignment Agreement”), together with any documents required to be delivered thereunder, which Assignment Agreement shall have been accepted by the Administrative Agent and, if required, the Borrower; and

(z) in the case of an assignment to an Eligible Assignee other than an Approved Fund of the assigning Lender, the assigning Lender or the Assignee shall have paid the Administrative Agent a processing fee of $3,500.

From and after the date on which the conditions described above have been met, (1) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder, and (2) the assigning Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it pursuant to such Assignment Agreement, shall be released from its obligations hereunder (and, in the case of an assignment of all of its Loans, shall cease to be a Lender (but shall continue to have all rights and obligations under provisions hereof which by their terms survive the termination hereof)). Any attempted assignment and delegation not made in accordance with this Section 14.7.1 shall be null and void.

The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amount of the Loans and reimbursement obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

Notwithstanding the foregoing provisions of this Section 14.7.1 or any other provision of this Agreement, (i) any Lender may at any time assign any portion of its Loans to a Federal Reserve Bank and (ii) any Lender that is an Approved Fund may assign any portion of its Loan to a trustee for the benefit of such Lender’s investors in connection with the financial leveraging of such Approved Fund; provided that no such assignment pursuant to clause (i) or (ii) shall release any Lender from any of its obligations hereunder.

14.7.2 Participations. Any Lender may at any time sell to one or more Eligible Assignees participating interests in any Loan owing to such Lender or any other interest of such Lender hereunder (any Person purchasing any such participating interest being herein called a “Participant”); provided that (w) such Lender shall remain the holder of its Loans, (x) the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, (y) all amounts payable by the Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender and (z) no Participant shall have any direct or indirect voting or consent rights hereunder except with respect to any of the events described in clauses (i), (ii) and (iii) of the third sentence of Section 14.1. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. The Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender; provided that such right of setoff shall be subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in Section 7.5. The Borrower also agrees that each Participant shall be entitled to the benefits of Section 7.6 and Section 8 as if it were a Lender (provided that no Participant shall receive any greater amount pursuant to Section 7.6 or Section 8 than would have been paid to the participating Lender if no participation had been sold).

14.7.3 Prohibited Assignments and Participations. Notwithstanding any other provision of this Agreement, no Lender may assign, or sell a participation in, any of its rights or obligations hereunder to any Loan Party or any Affiliate thereof.

14.7.4 Invalid Transfers. Any purported assignment or participation that is not in accordance with Section 14.7 shall be null and void.

14.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THEREOF).

14.9 Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Loan

Parties and rights of the Joint Lead Arrangers, the Agents and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

14.10 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Delivery of a counterpart hereof, or a signature page hereto, by facsimile or in a .pdf or similar file shall be effective as delivery of a manually executed original counterpart thereof.

14.11 Successors and Assigns. This Agreement shall be binding upon the Borrower, the Lenders, the Joint Lead Arrangers, the Agents and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Lenders, the Joint Lead Arrangers, the Agents and the successors and assigns of the Borrower, the Lenders, the Joint Lead Arrangers and the Agents, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

14.12 Obligations Several. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by any Lender pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

14.13 Voidable Transfers. If the incurrence or payment of any of the liabilities evidenced by this Agreement by the Borrower or the transfer to Administrative Agent, the Collateral Agent or Lenders of any property or assets is or should for any reason be subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party or Person under any federal or state bankruptcy law or code, state or federal law, common law or equitable cause or otherwise, including provisions of the federal bankruptcy code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Administrative Agent, the Collateral Agent or Lenders are required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Administrative Agent, the Collateral Agent and/or Lenders are required or elect to repay or restore, and as to all reasonable costs, expenses, and attorneys’ fees of the Administrative Agent, the Collateral Agent and Lenders, the liabilities of the Borrower evidenced by this Agreement shall automatically be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made. Each of the Agents and the Lenders hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

14.14 Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY AND COUNTY OF NEW YORK OR IN THE UNITED

STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE COLLATERAL AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH PARTY HERETO EXPRESSLY AND IRREVOCABLY (A) SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY AND COUNTY OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE; (B) CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID TO SUCH ADDRESS AS DETERMINED PURSUANT TO SECTION 14.3 OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK; AND (C) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

14.15 Waiver of Jury Trial. THE BORROWER, THE COLLATERAL AGENT, THE ADMINISTRATIVE AGENT, THE JOINT LEAD ARRANGERS, AND EACH LENDER HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT AND SUCH OTHER LOAN DOCUMENTS.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

GREEN PLAINS PROCESSING LLC

By:	/s/ Patrich Simpkins
Name: Patrich Simpkins
Title: EVP – Finance & Treasurer

Term Loan Agreement

BNP PARIBAS, as Administrative Agent and as Collateral Agent

By:	/s/ Karlien Zumpolle
Name: Karlien Zumpolle
Title: Vice President

By:	/s/ Bradley Dingwall
Name: Bradley Dingwall
Title: Director

Term Loan Agreement

BANK OF MONTREAL, acting under its trade name, BMO Capital Markets, as a joint lead arranger and joint book runner

By:	/s/ Eric Schubert
Name: Eric Schubert
Title: Managing Director

Term Loan Agreement

BNP PARIBAS SECURITIES CORP., as a joint lead arranger and joint book runner

By:	/s/ Brendan Heneghan
Name: Brendan Heneghan
Title: Director

By:	/s/ Louise Roussel
Name: Louise Roussel
Title: Vice President

Term Loan Agreement

BNP Paribas, as a Lender

By:	/s/ Karlien Zumpolle
Name: Karlien Zumpolle
Title: Vice President

By:	/s/ Bradley Dingwall
Name: Bradley Dingwall
Title: Director

Term Loan Agreement

MUTUAL OF OMAHA BANK, A FEDERALLY CHARTERED SAVINGS BANK, as a Lender

By:	/s/ Toby Henry
Name:	Toby Henry
Title:	Vice President

Term Loan Agreement

COMMUNITY & SOUTHERN BANK, as a Lender

By:	/s/ Brian R. McLean
Name:	Brian R. McLean
Title:	SVP, Director Corporate Banking

Term Loan Agreement

AGFIRST FARM CREDIT BANK, as a Lender

By:	/s/ Bruce B Fortner
Name:	Bruce B Fortner
Title:	Vice President

Term Loan Agreement

WEBBANK, as a Lender

By:	/s/ Kelly M Barnett
Name:	Kelly M Barnett
Title:	President

Term Loan Agreement